                                                                    EXHIBIT 10.8

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                            STOCK PURCHASE AGREEMENT

                                     between

                              UNION DRILLING, INC.

                                       and

                  THE SHAREHOLDER OF THORNTON DRILLING COMPANY

                                 MARCH 31, 2005

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

   Section 3.4     Authority; Non-Contravention; Statutory Approvals;
                      Compliance.........................................     6
   Section 3.5     Financial Statements..................................     8
   Section 3.6     Absence of Certain Changes or Events; Absence of

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE

   Section 4.6     Absence of Certain Changes or Events; Absence of
                      Undisclosed Liabilities............................    22

                                       i

   Section 4.13    No Other Agreements to Sell the Company or Its

   Section 6.1     Conduct of the Company's Business Pending the

                                       ii

   Section 8.4     Conditions to Obligations to Purchase Reinvestment

   Section 10.1    Survival of Representations, Warranties, Covenants

   Section 11.13   Non-Competition, Non-Solicitation and Non-Disclosure..    58

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A   Seller's Release
Exhibit B   Form of Thornton Employment Agreement
Exhibit C   Form of Registration Rights Agreement
Exhibit D   Form of Legal Opinion of Conner & Winters, LLP
Exhibit E   Form of Legal Opinion of Satterlee Stephens Burke & Burke LLP
Exhibit F   SPA Asset Purchase Agreement

Buyer Disclosure Schedule
Seller Disclosure Schedule

                                      iii

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 31, 2005, by and between Union Drilling, Inc., a Delaware corporation ("Buyer"), and Richard
Thornton (the "Seller") the sole shareholder of Thornton Drilling Company, a
Delaware corporation (the "Company"). Certain capitalized terms used in this
Agreement are defined in Section 11.4.

     WHEREAS, The Seller desires to sell, and Buyer desires to purchase, 400 shares of the Common Stock, par value $0.01 per share, of the Company (the
"Shares"), representing 100% of the issued and outstanding shares of the capital stock of the Company as of the date hereof and the Closing Date, and the Seller desires to subscribe for and purchase the Reinvestment Securities from the Buyer and the Buyer is willing to issue and sell the Reinvestment Securities to the
Seller, all for the consideration and on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                   SALE AND TRANSFER OF SHARES; REINVESTMENT

     Section 1.1 Sale of Shares.

     At the Closing, the Seller shall sell and transfer the Shares to Buyer, free and clear of all Encumbrances, and Buyer shall purchase the Shares from the
Seller, upon the terms set forth in this Agreement for the Purchase Price, as determined pursuant to Section 2.3.

     Section 1.2 Reinvestment In Buyer.

     At the Closing, the Seller shall purchase from Buyer, and the Buyer shall issue and sell to the Seller, 111,111 shares of Buyer Common Stock (the
"Reinvestment Securities" ) for a purchase price of $1,999,998 ($18.00 per share).

                                   ARTICLE II
                    CLOSING; DETERMINATION OF PURCHASE PRICE

     Section 2.1 Closing.

     The closing of the purchase and sale of the Shares and the Reinvestment
Securities contemplated by this Agreement (the "Closing") will take place (a) at
10:00 a.m. on the second business day after satisfaction or waiver of all of the conditions to the respective obligations of the parties set forth in Article
VIII hereof or (b) at such other time and date as Buyer and the Seller shall agree (such date and time on and at which the Closing occurs being referred to herein as the "Closing Date"). At the Closing, there shall be delivered to Buyer and the Seller certificates and other documents and instruments required to be delivered under Article VIII hereof. The Closing shall take place at such location as Buyer and the Seller shall agree.

     Section 2.2 Closing Obligations

     At the Closing:

          (a) The Seller will deliver to Buyer:

               (i) certificates representing the Shares duly endorsed (or accompanied by duly executed stock powers), for transfer to
               Buyer;

               (ii) a release in the form attached as Exhibit A hereto executed by the Seller ("Seller's Release");

               (iii) a certificate executed by Seller as to the matters
               addressed in paragraphs (a) and (b) of Section 8.2, if required;

               (iv) the Employment Agreement executed by Richard Thornton;

               (v) the resignations of each officer and director of the Company;

               (vi) any documents necessary or appropriate to change the
               authorized signatories to all bank or other financial accounts of the Company to Persons designated by Buyer;

               (vii) the Registration Rights Agreement executed by Richard
               Thornton; and

               (viii) the other documents to be delivered by Seller pursuant to
               Article VIII.

          (b) Buyer will deliver to the Seller:

               (i) by wire transfer to an account which was specified in writing to the Buyer by, the Seller, the aggregate amount of $19,801,946
               (the "Closing Payment") less the $1,999,998 purchase price for the Reinvestment Securities, in payment for the Shares;

               (ii) a certificate executed by Buyer as to the matters addressed in paragraphs (a) and (b) of Section 8.3, if required;

               (iii) one or more certificates representing the Seller's
               Reinvestment Securities as shown on Schedule 1.3 hereto;

               (iv) the Employment Agreement, executed by the Company;

               (v) the Registration Rights Agreement executed by Buyer; and

               (vi) the other documents to be delivered by Buyer pursuant to
               Article VIII.

     Section 2.3 Final Determination of Purchase Price.

          (a) As promptly as practicable, but in no event later than ninety (90)
days after the Closing Date, the Buyer shall prepare and deliver to the Seller, a statement (the "Closing Statement") setting forth its calculation of Closing
Working Capital and the Purchase Price (the "Closing Values").

          (b) At and from the time of the delivery of the Closing Statement to
Seller until the due date of the Objection Notice, the Buyer shall permit the
Seller and the Seller's representatives to have, at any reasonable time or times requested by the Seller or the Seller's representatives, access to the books and records used to prepare the Closing Statement. If the Seller disagrees with the
Buyer's calculation of the Closing Values as set forth on the Closing Statement, the Seller will notify the Company in writing of such disagreement (the
"Objection Notice") (such Objection Notice setting forth the basis for such disagreement in reasonable detail) within thirty (30) days after the Company's delivery of the Closing Statement to the Seller, setting forth the Seller's calculation of the Closing Values. The Objection Notice shall specifically state and shall only state those items or amounts as to which the Seller disagrees and the basis of such disagreement, and the Seller shall be deemed to have agreed with all other items and amounts contained in the calculation of the Closing
Values or otherwise set forth on the Closing Statement. If an Objection Notice is not delivered within such time period, then the calculations set forth in the
Closing Statement shall be conclusive and binding upon the Seller and the
Seller's affiliates. The Seller and the Buyer thereafter shall negotiate in good faith to resolve any such disagreements with respect to the computation of the
Closing Values. If the Seller and the Buyer are unable to resolve any such disagreements within fifteen (15) days after

the Seller's delivery of Seller's Objection Notice to the Buyer, the Buyer and
Seller shall submit the dispute to a nationally or regionally recognized accounting firm, other than the accounting firm that audits the financial statements of the Buyer, selected by the Buyer (subject to the approval of the
Seller, such approval not to be unreasonably withheld) (the "Auditor") for resolution. If the Seller and the Buyer are unable to agree upon the Auditor in accordance with the previous sentence, the Auditor shall be a "big four"
accounting firm (or a successor thereto) selected by lot (after the Seller and the Buyer each exclude one such accounting firm).

          (c) The Seller and the Buyer shall use their respective best efforts to cause the Auditor to resolve all disagreements with respect to the computation of the Closing Values as soon as practicable, but in any event they shall direct the Auditor to render a determination within sixty (60) days of its retention. The Auditor shall consider only those items and amounts in the
Closing Statement which are identified in the Objection Notice as being items which the Seller and the Buyer are unable to resolve. In resolving any disputed item, the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Auditor's determination will be based solely on the definitions of the Closing Values contained herein (it being understood that the Auditor must use the Buyer's determination as to the items and amounts set forth in the Closing Statement to the extent such items and amounts have been prepared by the Buyer in accordance with GAAP). The determination of the Auditor will be conclusive and binding upon the parties and their affiliates.

          (d) Buyer and the Seller agree that they will, and agree to cause their respective independent accountants and the Company and each of its
Subsidiaries to, cooperate and assist in the conduct of the audits and reviews referred to in this Section 2.3, including the making available to the extent necessary of books, records, work papers and personnel.

          (e) The Auditor will allocate its costs and expenses between Buyer and
Seller based on the percentage which the portion of the amount contested by and not awarded to each party bears to the total amount contested by such party,
e.g. if Buyer's determination is $8,000 less than the Auditor's and Seller's determination is $2,000 more than the Auditor's, then Buyer would pay 80% and
Seller would pay 20% of the costs and expenses of the Auditor.

          (f) If the Closing Payment exceeds the Purchase Price, as finally determined pursuant to this Section 2.3, Seller shall, within ten (10) days of such final determination, pay to Buyer the amount of such excess. If the
Purchase Price, as finally determined pursuant to this Section 2.3, exceeds the
Closing Payment, Buyer shall, within ten (10) days of such final determination, pay to Seller the amount of such excess.

     Section 2.4 Additional Purchase Price Payment.

          (a) Notwithstanding the determination of the Purchase Price pursuant to Section 2.3, an additional purchase price in the amount of $720,000 shall be delivered to Seller, by wire transfer in immediately available funds to an account previously designated by the Seller to Buyer, at the later of the
Closing or the SPA Closing, whether such acquisition is consummated by Buyer or the Company, it being understood that no additional amount shall be payable to the

Seller pursuant to this Section 2.4 if such acquisition is not consummated, for any reason, on substantially the terms set forth in the SPA Asset Purchase
Agreement.

          (b) A true and complete copy of the SPA Asset Purchase Agreement is attached hereto as Exhibit F, and the Seller represents and warrants to the
Buyer that there are no other agreements or arrangements between the Seller and
SPA Drilling relating to the acquisition of the SPA Assets. The Seller agrees that it shall not amend or terminate the SPA Asset Purchase Agreement in any respect or waive any provision thereof without the prior written consent of
Buyer. [The Seller shall use its reasonable best efforts to cause the SPA
Closing to occur, and] the Seller shall promptly notify the Buyer of any matter of which it becomes aware, including any action or omission of SPA Drilling or any third party, which would be reasonably likely to prohibit or materially delay the SPA Closing.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to the Seller as follows:

     Section 3.1 Organization and Qualification.

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its Assets (as hereinafter defined) and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its Assets (as hereinafter defined)
makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Buyer Material Adverse Effect (as hereinafter defined).

     Section 3.2 Subsidiaries.

     Section 3.2 of the disclosure schedule delivered by Buyer to the Seller concurrently with the execution of this Agreement (the "Buyer Disclosure
Schedule") sets forth a description as of the date hereof of all Subsidiaries
(as defined in Section 11.4) of Buyer and each other corporation, partnership, limited liability company, business, trust or other Person in which Buyer or any of its Subsidiaries owns, directly or indirectly, an interest in the equity, including the name of each such Person and Buyer's interest therein, and, as to each Subsidiary identified in Section 3.2 of the Buyer Disclosure Schedule, a
brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 3.2 of the Buyer Disclosure
Schedule, each of Buyer's Subsidiaries is duly organized, validly existing and in good standing under the laws of its state or county of organization, has all requisite organizational power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its Assets and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its Assets make such qualification necessary, other than

in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Buyer
Material Adverse Effect. Except as set forth in Section 3.2 of the Buyer
Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary of Buyer are validly issued, fully paid, nonassessable and free of preemptive rights; are owned directly or indirectly by Buyer free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever ("Encumbrances"), and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     Section 3.3 Capitalization.

     The authorized capital stock of Buyer consists of 25,000,000 shares of
Common Stock, par value $.01 per share (the "Buyer Common Stock"). There are issued and outstanding 5,000,000 shares of Buyer Common Stock, and, after giving effect to the issuance of the Reinvestment Securities, but before the issuance of Buyer Common Stock pursuant to the Investors Stock Purchase Agreement, there will be issued and outstanding 5,111,111 shares of Buyer Common Stock. All of such shares of the capital stock of Buyer are, or will be upon issuance, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.3 of the Buyer Disclosure Schedule or as contemplated by this
Agreement or the Investors Stock Purchase Agreement, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Buyer or obligating
Buyer or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment. Except as set forth in Section 3.3 of the Buyer
Disclosure Schedule, Buyer has no commitments or obligations to purchase or redeem any shares of capital stock of Buyer or any of its Subsidiaries. Except as set forth in Section 3.3 of the Buyer Disclosure Schedule or as contemplated by this Agreement, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound relating to the voting of any shares of the capital stock of Buyer or any of its Subsidiaries by any Person other than Buyer or a Subsidiary of Buyer. True, accurate and complete copies of the Articles of Incorporation and Bylaws of Buyer and the
charter and bylaws or other organizational documents and operating agreements for each Subsidiary of Buyer, as in effect on the date hereof, have previously been made available to the Seller.

     Section 3.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

          (a) Authority. Buyer has all requisite power and authority to enter into this Agreement and, subject to obtaining each of the statutory approvals listed in Section 3.4(c) (the "Buyer Required Statutory Approvals"), to
consummate the Contemplated Transactions. The execution and delivery of this
Agreement and the consummation by Buyer of the Contemplated

Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles, whether considered in a proceeding in equity or at law).

          (b) Non-Contravention. The execution and delivery of this Agreement by
Buyer does not, and the consummation of the Contemplated Transactions will not
(with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer or similar governing documents of any of Buyer's Subsidiaries, (ii) subject to obtaining the Buyer Required Statutory Approvals, violate or conflict with any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as hereinafter defined)
applicable to Buyer or any of its Subsidiaries or any of their respective
Assets, or (iii) violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the
Assets of Buyer or any of its Subsidiaries pursuant to any provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Buyer or any of its Subsidiaries is now a party or by which it or any of its Assets is bound or affected, except in connection with the Financing and, in the case of clauses (ii) and (iii), as would not, in the aggregate, have or be reasonably likely to have a Buyer Material Adverse Effect.

          (c) Statutory Approvals. Except for (i) applicable requirements, if any, of the Securities Act and state securities or "blue sky" laws ("Blue Sky
Laws"), and (ii) any notices or filings not required to be given or made until or after the Closing, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Contemplated Transactions, except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not, in the aggregate, have or reasonably be expected to have a Buyer
Material Adverse Effect.

          (d) Compliance. Neither Buyer nor any of its Subsidiaries is in
violation of or, to Buyer's knowledge, is under investigation with respect to, or been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority, except for violations, investigations and charges that, in the aggregate, would not have or reasonably be expected to have a Buyer Material Adverse Effect.
Buyer and each of its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted and permits, licenses, franchises, authorizations, consents and approvals the failure to

possess, in the aggregate, would not have or reasonably be expected to have a
Buyer Material Adverse Effect.

     Section 3.5 Financial Statements.

     The audited consolidated financial statements of Buyer as of and for the fiscal year ended December 31, 2003, and the unaudited consolidated financial statements of Buyer as of and for the fiscal year ended December 31, 2004, previously delivered to the Company (collectively, the "Buyer Financial
Statements") have been prepared in accordance with GAAP (except as indicated in the notes thereto) and fairly present the financial position of Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited financial statements, to normal, year-end and recurring audit adjustments.

     Section 3.6 Absence of Certain Changes or Events; Absence of Undisclosed
Liabilities.

          (a) From December 31, 2004, through the date hereof each of Buyer and its Subsidiaries has conducted its business in all material respects only in the ordinary course of such businesses consistent with past practice and there has not been any (i) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Buyer; (ii) repurchase, redemption or other acquisition by Buyer or any of its Subsidiaries of any outstanding shares of capital stock or other equity securities of or other ownership interests in, Buyer or any of its Subsidiaries;
(iii) material change in any method of accounting or accounting practices by
Buyer or any of its Subsidiaries other than as required by GAAP or applicable law; or (iv) material change in Buyer's business operations, condition
(financial or otherwise), results of operations, assets or liabilities.

          (b) Neither Buyer nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) except (i)
liabilities, obligations or contingencies that are accrued or reserved against in the Buyer Financial Statements; (ii) normal and recurring liabilities which were incurred after December 31, 2004, in the ordinary course of business consistent with past practice; (iii) obligations under Buyer Contracts that
Buyer is not required to accrue or reserve against under GAAP or (iv)
liabilities, obligations or contingencies that would not have, or could not reasonably be expected to have, in the aggregate, a Buyer Material Adverse
Effect.

     Section 3.7 Litigation; Regulatory Proceedings.

     Except as set forth in Section 3.7 of the Buyer Disclosure Schedule, (i)
there are, as of the date hereof, no suits, actions, proceedings or, to the knowledge of Buyer, claims pending or, to the knowledge of Buyer, threatened, before a court or other Governmental Authority nor are there, to the knowledge of Buyer, any investigations or reviews pending or threatened against, relating to or affecting Buyer, any of its Subsidiaries or any of their respective Assets and (ii) there are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Buyer or any of its Subsidiaries which, in the aggregate, would have or would reasonably be expected to have a Buyer Material
Adverse Effect.

     Section 3.8 Tax Matters.

          (a) Filing of Timely Tax Returns. Buyer and each of its Subsidiaries have filed (or there has been filed on their behalf) all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof will
be) true, complete and correct and filed on a timely basis.

          (b) Payment of Taxes. Buyer and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Reserves. Buyer and its Subsidiaries have established (and until the Closing will maintain) on their books and records reserves adequate to pay all Taxes, all deficiencies in Taxes asserted or proposed against Buyer or its Subsidiaries and reserves for deferred income taxes in accordance with GAAP.

          (d) Tax Liens. There are no Tax liens upon the assets of Buyer or any of its Subsidiaries except liens for Taxes not yet due and payable.

          (e) Withholding Taxes. Buyer and each of its Subsidiaries have complied (and until the Closing will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under
Sections 1441 through 1464, 3401 through 3406, and 6441 and 6049 of the Code, as well as similar provisions under any other laws, and have, within the time and is the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (f) Extensions of Time for Filing Tax Returns. Except as set forth in
Section 3.8(f) of the Buyer Disclosure Schedule; neither Buyer nor any of its
Subsidiaries has requested any extension of time within which to file any Tax
Return, which Tax Return has not since been filed.

          (g) Waivers of Statute of Limitations. Neither Buyer nor any of its
Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any
Taxes or Tax Returns.

          (h) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Buyer or any of its Subsidiaries, and
neither Buyer nor any of its Subsidiaries has any knowledge of any threatened action, audit or administrative or court proceeding with respect to any such
Taxes or Tax Returns.

          (i) Powers of Attorney. No power of attorney currently in force has been granted by Buyer or any of its Subsidiaries concerning any Tax matter.

          (j) Tax Rulings. Neither Buyer nor any of its Subsidiaries has
received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a

continuing material adverse effect after the Closing. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to
Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (k) Availability of Tax Returns. Buyer and its Subsidiaries have made available to the Seller complete and accurate copies of all federal income and state income or franchise Tax Returns, and any amendments thereto, filed by
Buyer or any of its Subsidiaries for all taxable years commencing on or after
January 1, 2001. Section 3.8(k) of the Buyer Disclosure Schedule sets forth all foreign, state and local jurisdictions in which Buyer or any of its Subsidiaries is or has been subject to Tax and each material type of Tax payable in such jurisdiction during the taxable years ended December 31, 2002 and December 31,
2003. In addition, Buyer and its Subsidiaries have made available to the Seller complete and accurate copies of all audit reports received from any taxing authority relating to any Tax Return filed by Buyer or any of its Subsidiaries for all taxable years commencing on or after January 1, 2001.

          (l) Tax Sharing Agreements. No agreements relating to allocating or sharing of Taxes exist between or among Buyer and any of its Subsidiaries.

          (m) Code Section 341(f). Neither Buyer nor any of its Subsidiaries has
filed (or will file prior to the Closing) a consent pursuant to Section 341(f)
of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as that term is defined in Section
341(f)(4) of the Code) owned by Buyer or any of its Subsidiaries.

          (n) Code Section 481 Adjustments. Except for adjustments that in the aggregate could not reasonably be expected to have a Buyer Material Adverse
Effect, neither Buyer nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Buyer or any of its
Subsidiaries, and to the best of the knowledge of Buyer, the Internal Revenue
Service (the "IRS") has not proposed any such adjustment or change in accounting method.

          (o) Tax Attributes. Section 3.8(o) of the Buyer Disclosure Schedule
sets forth, with respect to Buyer and its Subsidiaries (i) the amount of and year of expiration of any net operating loss carryovers and (ii) the amount of and year of expiration of any tax credit carryovers.

          (p) Acquisition Indebtedness. Except for the Financing, no
indebtedness of Buyer or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

          (q) Affiliated Group. None of Buyer and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any other Person (other than any of Buyer and its Subsidiaries) under Treasury Regulation Section 1.1502-6. (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Neither Buyer nor any of its Subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulation
Section 1.1502-13 for which any income remains unrecognized as of the close of the last taxable year of the Buyer prior to the Closing.

                                       10

     Section 3.9 Employee Matters; ERISA.

          (a) Benefit Plans. Section 3.9(a) of the Buyer Disclosure Schedule
contains a true and complete list of each material employee benefit plan, program or arrangement currently sponsored, maintained or contributed to by
Buyer or any of its Subsidiaries for the benefit of employees, former employees or directors and their beneficiaries or for which Buyer or any of its
Subsidiaries may have any liability, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), and any employment, consulting, non-compete, severance or change in control agreement (collectively, the "Buyer Benefit Plans"). For the purposes of this Section 3.9 only, the term
"Buyer" shall be deemed to include predecessors thereof.

          (b) Termination of Buyer Benefit Plans; Withdrawal. All of the Buyer
Benefit Plans can be terminated by Buyer without incurring any material liability. Neither Buyer nor any of its Subsidiaries currently participates in any Buyer Benefit Plan that is a multiemployer plan.

          (c) Contributions. All material contributions and other payments required to be made as of the date hereof by Buyer or any of its Subsidiaries to any Buyer Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been properly reflected in the Buyer Financial Statements in accordance with GAAP.

          (d) Qualification; Compliance. Each of the Buyer Benefit Plans
intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of
Buyer, no circumstances exist that may be reasonably expected to result in the revocation of any such determination. Buyer is in compliance in all material respects with, and each Buyer Benefit Plan is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each
Buyer Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the material requirements of the applicable provisions of the Code or other laws, rule and regulations required to provide such income tax benefits.

          (e) Liabilities. With respect to the Buyer Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of
Buyer, there exists no condition or set of circumstances that is reasonably likely to subject Buyer or any of its Subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty
Corporation (the "PBGC")), or under an indemnity agreement to which Buyer is a party, which liability could reasonably be expected to have a Buyer Material
Adverse Effect.

          (f) Welfare Plans. None of the Buyer Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any retiree benefits other than coverage mandated by applicable law or the full cost of which is borne by the retiree.

                                       11

          (g) Documents Made Available. Buyer has made available to the Seller a true and correct copy of each Buyer Benefit Plan, (i) such plan and summary plan description, as applicable, (ii) the most recent annual report filed with the
IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan, and (v) the most recent actuarial report or valuation.

          (h) Payments Resulting From Contemplated Transactions or Other
Transactions. Except as specifically provided for herein, neither Buyer nor, any of its Subsidiaries is a party to any plan, agreement or arrangement pursuant to the terms of which the consummation or announcement of any transaction contemplated by this Agreement or any other agreement currently being negotiated or in effect will (either alone or in connection with the occurrence of any additional or further acts of events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Buyer or any of its Subsidiaries to any officer, employee, former employee or director thereof or to a trustee under any "rabbi trust," "change of control," "golden parachute" or similar arrangement, or (B) benefit under any Buyer Benefit Plan being established or becoming accelerated, or immediately vested or payable.

     Section 3.10 Environmental Protection.

          (a) Compliance. Each of Buyer and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws. Neither Buyer nor any of its Subsidiaries has received any unresolved written communication since
January 1, 2002, from any Person or Governmental Authority that alleges that
Buyer or any of its Subsidiaries is not in such compliance with applicable
Environmental Laws.

          (b) Environmental Permits. Each of Buyer and its Subsidiaries has
obtained or has applied for all material environmental, health and safety permits and governmental authorizations (collectively, the "Environmental
Permits") necessary for the construction or operation of their facilities or the conduct of their operations, and all such permits are in good standing or, where, applicable, a renewal application has been timely filed and is pending agency approval, and Buyer and its Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

          (c) Environmental Claims. Except as set forth in Section 3.10(c) of the Buyer Disclosure Schedule, (i) as of the date hereof, there is no
Environmental Claim pending (x) against Buyer or any of its Subsidiaries, (y) to
Buyer's knowledge, against any Person whose liability for any Environmental
Claim Buyer or any of its Subsidiaries has retained or assumed contractually, or
(z) against any real or personal property or operations which Buyer or any of its Subsidiaries owns, leases or manages, in whole or in part, and (ii) there are no past or present actions, activities, circumstances, conditions, events or incidents which could reasonably be expected to form the basis of any such
Environmental Claim except as would not be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

          (d) Releases. Except as set forth in Section 3.10(c) of the Buyer
Disclosure Schedule, as of the date hereof there have been no Releases of any
Hazardous Substances that

                                       12

would be reasonably likely to form the basis of any Environmental Claim against
Buyer or any of its Subsidiaries, or to Buyer's knowledge against any Person whose liability for any Environmental Claim Buyer or any of its Subsidiaries has
retained or assumed contractually, except for those that would not be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

          (e) Predecessors. To Buyer's knowledge with respect to any predecessor of Buyer or any predecessor of any Subsidiary of Buyer, there is no
Environmental Claim pending or, to Buyer's knowledge, threatened, nor any
Release of Hazardous Substances that would be reasonably likely to form the basis of any Environmental Claim, except for those that would not be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

          (f) Disclosure. Buyer has made available to the Company all material documents which Buyer reasonably believes provide the basis for (i) the cost of
Buyer pollution control equipment currently required or known to be required in the future; (ii) current Buyer remediation costs or Buyer remediation costs known or suspected to be required in the future; or (iii) any other environmental matter affecting Buyer, except for those that would not be expected to have, individually or in the aggregate, a Buyer Material Adverse
Effect.

          (g) Reports. Each of Buyer and its Subsidiaries has made available to the Seller true, complete and correct summaries or copies of all environmental audits, assessments or investigations which (i) have been conducted by or on behalf of Buyer or any of its Subsidiaries since January 1, 2002 and (ii) are available to or in the possession of Buyer or any of its Subsidiaries on any currently or formerly owned, leased or operated property.

          (h) Release. Except as set forth in Section 3.10(c) of the Buyer
Disclosure Schedule, neither Buyer nor any of its Subsidiaries has released any party from any material claim under any Environmental Law or waived any rights against any other party under any Environmental Law, except for those that would not be expected to have, individually or in the aggregate, a Buyer Material
Adverse Effect.

          (i) Prior Indemnification Agreements. Neither Buyer nor any of its
Subsidiaries has entered into any material agreement that may require Buyer or any of its Subsidiaries to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Claim, except for standard IADC drilling contracts and those that would not be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

          (j) Definitions.

               (i) "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care, or
          (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous
          Substances in the indoor or outdoor environment.

                                       13

               (ii) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a)
          the presence, or Release or threatened Release into the environment, of any Hazardous Substances at any location, whether or not now or formerly owned, operated, leased or managed by the Buyer or any of its
          Subsidiaries or the Company or any of its Subsidiaries, as applicable;
          (b) circumstances forming the basis of any violation or alleged violation of, or responsibility or alleged responsibility under, any,
          Environmental Law; or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any
          Hazardous Substances.

               (iii) "Environmental Laws" means all federal, state, local and foreign laws, rules, regulations, statutes, common law, ordinances, policies or directives relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of
          Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

               (iv) "Hazardous Substances" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing
          polychlorinated biphenyls; (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances,"
          "toxic pollutants," or words of similar import, under any
          Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Buyer or any of its Subsidiaries or the Company or any of its Subsidiaries, as
          applicable, operates.

               (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

                                       14

     Section 3.11 Required Approvals.

          (a) No vote by the stockholders of Buyer (or of any holders of an equity interest in any Subsidiary of Buyer), is required to approve this
Agreement or consummation of the Contemplated Transactions.

          (b) The Board of Directors of Buyer has approved this Agreement in accordance with the Delaware General Business Corporation Law.

          (c) To Buyer's knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the issuance of the Reinvestment Securities or any of the Contemplated Transactions and no
provision of the Articles of Incorporation or Bylaws of Buyer or the charter, bylaws or other organizational document of any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of the Seller to vote, or otherwise to exercise the rights of a stockholder with respect to, the
Reinvestment Securities.

     Section 3.12 Insurance.

     Buyer has furnished the Seller a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of Buyer and its Subsidiaries.
There is no claim by Buyer or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have timely paid and Buyer and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Each of Buyer and its Subsidiaries is, and has been continuously since
January 1, 2002, insured with financially responsible insurers or under other financially responsible arrangements in such amounts and such risks and losses as are customary for companies conducting the business as conducted by Buyer and its Subsidiaries during such time period. Neither Buyer nor its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Buyer or its Subsidiaries. The insurance policies of Buyer and each of its Subsidiaries are valid and enforceable policies in all material respects.

     Section 3.13 Brokers.

     No Person is entitled to any brokerage, finder's or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

     Section 3.14 No Agreements to Sell Buyer or Its Assets.

     Neither Buyer nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell any material portion of the
Assets of Buyer or any of its Subsidiaries, to sell any material portion of the capital stock or other ownership interests of Buyer or any of its Subsidiaries
(other than pursuant to the exercise of any Stock Rights granted under any of
Buyer's Stock Plans) or to effect any merger, consolidation or other reorganization of Buyer or any of its Subsidiaries or to enter into any agreement with respect thereto. Since December 1,

                                       15

2004, Buyer has neither executed a confidentiality agreement nor engaged in any negotiations with any Person in connection with such Person's consideration of acquiring all or a substantial part of the Assets or capital stock of Buyer or any of its Subsidiaries, including capital stock and assets of the Company, or to effect any merger, consolidation or other reorganization of Buyer or any of its Subsidiaries or to enter into any agreement with respect thereto.

     Section 3.15 Assets.

     Except as set forth in Section 3.15 of the Buyer Disclosure Schedule or except as would not, in the aggregate, have or be reasonably likely to have a
Buyer Material Adverse Effect, Buyer and its Subsidiaries have good and marketable title to or a valid leasehold estate in or a valid right to use all of the material Assets reflected on the Buyer Financial Statements (except for
Assets subsequently sold in the ordinary course of business consistent with past practice). All of such Assets are free and clear of all Encumbrances (other than
Permitted Encumbrances) and have been maintained in reasonable operating condition and repair, subject to ordinary wear and tear.

     Section 3.16 Contracts and Commitments.

     As of the date hereof, Section 3.16 of the Buyer Disclosure Schedule contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements or pending negotiations (including, without limitation, intercompany contracts) ("Buyer Contracts") of the following categories to which Buyer or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

          (a) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or stockholders of Buyer, and all severance, change in control or similar arrangements with any officers, employees or agents of Buyer that will result in any obligation (absolute or contingent) of Buyer or any of its
     Subsidiaries to make any payment to any officers, employees or agents of
     Buyer or any of its Subsidiaries following the consummation of the
     Contemplated Transactions or termination or change of terms and conditions of employment, including a change in control of the Buyer;

          (b) Buyer Contracts for the purchase of inventory, supplies or services which are not cancellable (without material penalty, cost or other liability) within one year and, other than Buyer Contracts described elsewhere in this Section 3.16, other Buyer Contracts involving annual expenditures or liabilities in excess of $100,000 which are not cancelable
     (without material penalty, cost or other liability) within 90 days;

          (c) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor;

          (d) Buyer Contracts containing covenants limiting the freedom of Buyer or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location;

                                       16

          (e) any Buyer Contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise), of material Assets (other than inventory) or capital stock of any Person (including, without limitation, Buyer or any of its Subsidiaries);

          (f) other than Buyer Contracts described elsewhere in this Section
     3.16 or Buyer Contracts which may be omitted pursuant to the specific size limitations set forth in other provisions of this Section 3.16, Buyer
     Contracts between Buyer and any of its wholly owned Subsidiaries, on one hand, and any affiliate of Buyer which is not wholly owned, directly or indirectly, by Buyer, on the other hand;

          (g) any lease (whether of real or personal property) providing for annual rentals of $15,000 or more;

          (h) any sales, distribution or other similar agreement providing for the sale by Buyer or any of its Subsidiaries of materials, supplies, goods, services (including drilling services), equipment or other assets; and

          (i) any partnership, joint venture or other similar agreement or arrangement.

     True and complete copies of the written Buyer Contracts identified in
Section 3.16 of the Buyer Disclosure Schedule or true summaries of all material terms, have been delivered or made available to the Seller.

     Section 3.17 Absence of Breaches or Defaults.

     (i) neither Buyer nor any of its Subsidiaries is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of), any term, condition or provision of its respective charter, bylaws or other governing documents and (ii) neither Buyer nor any of its
Subsidiaries is and, to the knowledge of Buyer, no other party is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of), any term, condition or provision of any Buyer Contract identified on Section 3.16 of the Buyer Disclosure Schedule except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Buyer Material Adverse Effect. Other than contracts which have terminated or expired in accordance with their terms, each of the Buyer
Contracts identified on Section 3.16 of the Buyer Disclosure Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law)
and an implied covenant of good faith and fair dealing) and is in full force and effect. To the knowledge of Buyer, no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting Buyer or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any indebtedness affecting
Buyer or any of its Subsidiaries.

                                       17

     Section 3.18 Labor Matters.

          (a) None of the employees of Buyer or any of its Subsidiaries is currently represented by any labor organization, and Buyer is not a party to any labor or collective bargaining agreement. As of the date hereof, there is no strike or work stoppage, pending or, to the knowledge of Buyer, threatened, which involves any employees of Buyer or any of its Subsidiaries.

          (b) As of the date hereof, there is no (i) material unfair employment or labor practice charge which is presently pending which, to the knowledge of
Buyer, have been filed with any Governmental Authority by or an behalf of any employee against Buyer or any of its Subsidiaries or (ii) material employment-related litigation, including, without limitation, any arbitration or administrative proceeding which is presently pending, filed by or on behalf of any former, current or prospective employee against Buyer or any of its
Subsidiaries.

          (c) There are not presently pending or, to the knowledge of Buyer, threatened, against Buyer or any of its Subsidiaries any claims by any
Governmental Authority, labor organization, or any former, current or prospective employee alleging that Buyer or any such employer has violated any applicable laws respecting employment practices, except where such claims would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

     Section 3.19 Affiliate Transactions.

     Except as set forth in Schedule 3.19 of the Buyer Disclosure Schedule, from
December 31, 2003 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings (and no such arrangements are pending) between Buyer or any of its Subsidiaries, on the one hand, and affiliates of Buyer or other Persons, on the other hand.

     Section 3.20 Intellectual Property.

     There are no registrations or applications for registrations of any
Intellectual Property of Buyer. Buyer and its Subsidiaries have used commercially reasonable measures to protect the confidentiality of the material trade secrets used in connection with its business. To Buyer's knowledge, no material Intellectual Property used in connection with its businesses has been improperly used, improperly divulged or misappropriated by Buyer or any other
Person. As of the date hereof, neither Buyer nor any of its Subsidiaries has made in the past three years any claim in writing which remains unresolved of a violation, infringement, misuse or misappropriation by others of rights of Buyer and its Subsidiaries to or in connection with any material Intellectual Property used in connection with its business. There is no pending or, to the knowledge of Buyer, threatened claim by any third person of a violation, infringement, misuse or misappropriation by any of Buyer or any of its Subsidiaries of any
Intellectual Property owned by any third person, or of the invalidity of any patent used in connection with its business, that would, individually or in the aggregate, have a Buyer Material Adverse Effect. No trade secret, formula, process, invention, design, know-how or other information considered material, confidential or proprietary to Buyer or any of its Subsidiaries has been disclosed or authorized to be disclosed except in the ordinary course of business or pursuant to any obligation of confidentiality binding on the recipient.

                                       18

     "Intellectual Property" means intellectual and similar property of every kind and nature, whether registered or unregistered, relating to, used or necessary in the operation of the business of a Person and each of its
Subsidiaries, including, without limitation, all U.S. and foreign patents and patent applications, divisions, continuations or continuations-in-part, extensions, reissues or substitutions of any of the foregoing, all U.S. and foreign trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, all registrations and recordings thereof and all extensions and renewals thereof together, with all goodwill symbolized thereby or associated therewith, copyrights, U.S. and foreign copyright registrations, renewals and applications, technology, trade secrets and other confidential information, know how, confidential or proprietary technical and business information, proprietary processes, formulae, algorithms, models and methodologies, licenses and rights with respect to the intellectual property, agreements, computer programs, databases and compilations (and all descriptions, flow-charts, documentation and other work product related to the foregoing) and all other proprietary rights.

     Section 3.21 Investment Representation.

     Buyer is acquiring the Shares solely for investment purposes and not with a view to, or intention of, distribution thereof in violation of the Securities
Act, or any applicable state securities laws.

     Section 3.22 Disclosure.

     No representation or warranty of Buyer in this Agreement or the Buyer
Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY

     The Seller hereby represents and warrants to Buyer as follows:

     Section 4.1 Organization and Qualification.

     Except as set forth in Section 4.1 of the disclosure schedule delivered by the Seller to Buyer concurrently with the execution of this Agreement (the
"Seller Disclosure Schedule"), the Company is, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its Assets and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its Assets makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Company Material Adverse Effect.

                                       19

     Section 4.2 Subsidiaries.

     Section 4.2 of the Seller Disclosure Schedule sets forth a description as of the date hereof of all Subsidiaries of the Company and each other corporation, partnership, limited liability company, business, trust or other
Person in which the Company or any of its Subsidiaries owns, directly or indirectly, an interest in the equity, including the name of each such Person and the Company's interest therein, and, as to each Subsidiary identified in
Section 4.2 of the Seller Disclosure Schedule, a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Seller Disclosure Schedule, each of Company's
Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of organization, has all requisite organizational power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its Assets and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its Assets make such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Company Material
Adverse Effect. Except as sat forth in Section 4.2 of the Seller Disclosure
Schedule, all of the issued and outstanding shares of capital stock of each
Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by the Company free and clear of any Encumbrances and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     Section 4.3 Capitalization.

     The authorized capital stock of the Company consists of (i) 10,000 shares of common stock, par value $0.01 ("Company Common Stock"), of which, as of the date hereof, 400 shares are issued and outstanding and 200 shares are held in the treasury of the Company. All of the issued and outstanding shares of the capital stock of the Company are owned by the Seller and are validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the
Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or any such Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment. The Company has no commitments or obligations to purchase or redeem any shares of capital stock of the Company or any of its Subsidiaries. Except as contemplated by this
Agreement, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the voting of any shares of the capital stock of the Company or any of its
Subsidiaries by any Person other than the Company or a Subsidiary of the
Company. True, accurate and complete copies of the Certificate

                                       20

of Incorporation and Bylaws of the Company, the charter and bylaws or other organizational documents and operating agreements for each Subsidiary of the
Company and all shareholder, partnership or similar agreements to which the
Company or any of its Subsidiaries is a party, as in effect on the date hereof, have previously been delivered to Buyer.

     Section 4.4 Non-Contravention; Statutory Approvals; Compliance.

          (a) Non-Contravention. Except as set forth in Section 4.4(a) of the
Seller Disclosure Schedule, the execution and delivery of this Agreement by the
Seller does not, and the consummation of the Contemplated Transactions will not
(with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Company or
similar governing documents of any of the Company's Subsidiaries; (ii) subject to obtaining the Company Required Statutory Approvals, violate or conflict with any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective Assets; or
(iii) subject to obtaining the third-party consents set forth in Section 4.4(a)
of the Seller Disclosure Schedule (the "Company Required Consents"), violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the Assets of the Company or any of its Subsidiaries pursuant to any provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease of other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which it or any of its Assets is bound or affected, except, in the case of clauses (ii) and
(iii), as would not, in the aggregate, have or be reasonably likely to have a
Company Material Adverse Effect.

          (b) Statutory Approvals. Except for (i) applicable requirements, if any, of the Securities Act or "Blue Sky Laws," and (ii) any notices or filings not required to be given or made until or after the Closing (the "Company
Required Statutory Approvals"), no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the Contemplated Transactions, except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not, in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

          (c) Compliance. Except as set forth in Section 4.4(c) of the Seller
Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of or, to the Company's knowledge, is under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental
Authority and except for violations, investigations and charges that, in the aggregate, would not have or reasonably be expected to have a Company Material
Adverse Effect. Except as set forth in Section 4.4(c) of the Seller Disclosure
Schedule, the Company and each of its Subsidiaries have all permits, licenses, franchises and other governmental

                                       21

authorizations, consents and approvals necessary to conduct their businesses as presently conducted and permits, licenses, franchises, authorizations, contents and approvals the failure to possess, in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

     Section 4.5 Financial Statements.

     Except as set forth in Section 4.5 of the Seller Disclosure Schedule, the audited balance sheet of the Company as of December 31, 2003, the audited financial statements of the Company as of and for the seven-month period ended
July 31, 2004, and the unaudited financial statements of the Company as of and for the fiscal year ended December 31, 2004, previously delivered to Buyer
(collectively, the "Company Financial Statements") have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited financial statements, to normal, year-end and recurring audit adjustments.

     Section 4.6 Absence of Certain Changes or Events; Absence of Undisclosed
Liabilities.

          (a) Except as set forth in Section 4.6 of the Seller Disclosure
Schedule, from July 31, 2004, through the date hereof each of the Company and its Subsidiaries has conducted its business in all material respects only in the ordinary course of such businesses consistent with past practice and there has not been any (i) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; (ii) repurchase, redemption or other acquisition by the
Company or any of its Subsidiaries of any outstanding shares of capital stock or other equity securities of or other ownership interests in the Company or any of its Subsidiaries; (iii) material change in any method of accounting or accounting practices by the Company or any of its Subsidiaries other than as required by GAAP or applicable law; or (iv) material change in the Company's business operations, condition (financial or otherwise), results of operations, assets or liabilities.

          (b) Neither the Company nor any of its Subsidiaries has any
liabilities or obligations (whether absolute, accrued, contingent or otherwise)
except (i) liabilities, obligations or contingencies that are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto; (ii) normal and recurring liabilities which were incurred after July
31, 2004, in the ordinary course of business consistent with past practice;
(iii) obligations under Company Contracts that the Company is not required to accrue or reserve against under GAAP or (iv) liabilities, obligations or contingencies that would not have, or would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

     Section 4.7 Litigation; Regulatory Proceedings.

     There are as of the date hereof no suits, actions, proceedings or, to the knowledge of the Company, claims pending or, to the knowledge of the Company, threatened, before a court or other Governmental Authority nor are there, to the knowledge of the Company, any investigations or reviews pending or threatened against, relating to or affecting the Company,

                                       22

any of its Subsidiaries or any of their respective Assets. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its Subsidiaries which, in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect.

     Section 4.8 Tax Matters.

          (a) Filing of Timely Tax Returns. Except as set forth in Section
4.8(a) of the Seller Disclosure Schedule, the Company and each of its
Subsidiaries have filed (or there has been filed on their behalf) all Tax
Returns required to be filed by each of them under applicable law. All Tax
Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, but to be filed before Closing, will be) true, complete and correct and filed on a timely basis.

          (b) Payment of Taxes. Except as set forth in Section 4.8(b) of the
Seller Disclosure Schedule, the Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing
Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Reserves. Except as set forth in Section 4.8(c) of the Seller
Disclosure Schedule, the Company and its Subsidiaries have established (and until the Closing will maintain) on their books and records reserves adequate to pay all Taxes, all deficiencies in Taxes asserted or proposed against the
Company or its Subsidiaries and reserves for deferred income taxes in accordance with GAAP.

          (d) Tax Liens. There are no Tax liens upon the Assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due and payable.

          (e) Withholding Taxes. Except as set forth in Section 4.8(e) of the
Seller Disclosure Schedule, the Company and each of its Subsidiaries have complied (and until the Closing will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 and 6049, of the Code, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (f) Extensions of Time for Filing Tax Returns. Except as set forth in
Section 4.8(f) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any
Tax Return, which Tax Return has not since been filed.

          (g) Waivers of Statute of Limitations. Neither the Company nor any of
its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any
Taxes or Tax Returns.

                                       23

          (h) Audit, Administrative and Court Proceedings. Except as set forth in Section 4.8(h) of the Seller Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries,
and neither the Company nor any of its Subsidiaries has any knowledge of any threatened action, audit or administrative or court proceeding with respect to any such Taxes or Tax Returns.

          (i) Powers of Attorney. No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter.

          (j) Tax Rulings. Neither the Company nor any of its Subsidiaries has
received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing.

          (k) Availability of Tax Returns. The Company and its Subsidiaries have made available to Buyer complete and accurate copies of all federal income and state income or franchise Tax Returns, and any amendments thereto, filed by the
Company or any of its Subsidiaries for all taxable years commencing on or after
January 1, 2001. Section 4.8(k) of the Seller Disclosure Schedule sets forth all foreign, state and local jurisdictions in which the Company or any of its
Subsidiaries, is or has been subject to Tax and each material type of Tax payable in such jurisdiction during the taxable years ended December 31, 2002 and December 31, 2003. In addition, the Company and its Subsidiaries have made available to Buyer complete and accurate copies of all audit reports received by the Company or any of its Subsidiaries on or after January 1, 2001 from any taxing authority relating to any Tax Return filed by the Company or any of its
Subsidiaries for all taxable years commencing on or after January 1, 2001.

          (l) Tax Sharing Agreements. No agreements relating to allocating or sharing of Taxes exist between or among the Company and any of its Subsidiaries.

          (m) Code Section 341(f). Neither the Company nor any of its
Subsidiaries has filed (or will file prior to the Closing) a consent pursuant to
Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as that term is defined in
Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

          (n) Code Section 481 Adjustments. Except for adjustments that in the aggregate could not reasonably be expected to have a Company Material Adverse
Effect, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its
Subsidiaries, and to the best of the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

          (o) Tax Attributes. Section 4.8(o) of the Seller Disclosure Schedule
sets forth with respect to the company and its Subsidiaries (i) the amount of and year of expiration of any net operating loss carryovers and (ii) the amount of and year of expiration of any tax credit carryovers.

                                       24

          (p) Acquisition Indebtedness. Except as set forth in Section 4.8(p) of the Seller Disclosure Schedule, no indebtedness of the Company or any of its
Subsidiaries is "corporate acquisition indebtedness" within the meaning of
Section 279(b) of the Code.

          (q) Code Section 280G. Neither the Company nor any of its Subsidiaries
is a party to any agreement, contract, or arrangement that could result, on account of the Contemplated Transactions, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (r) Affiliated Group. None of the Company and its Subsidiaries (A) has
been a member of an affiliated group filing a consolidated federal income Tax
Return or (B) has any liability for Taxes of any other Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, or successor by contract, or otherwise. Neither the Company nor any of its
Subsidiaries has engaged in any intercompany transactions within the meaning of
Treasury Regulation Section 1.1502-13 for which any income remains unrecognized as of the close of the last taxable year prior to the Closing.

          (s) The Company has never filed an election to be treated as any S
Corporation under the Code.

     Section 4.9 Employee Matters; ERISA.

          (a) Benefit Plans. Section 4.9(a) of the Seller Disclosure Schedule
contains a true and complete list of each material employee benefit plan, program or arrangement currently sponsored, maintained or contributed to by the
Company or any of its Subsidiaries for the benefit of employees, former employees or directors and their beneficiaries or for which the Company or any of its Subsidiaries may have any liability, including, but, not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA; and any employment, consulting, non-compete, severance or change in control agreement;
(collectively, the "Company Benefit Plans"). For the purposes of this Section
4.9 only, the term "Company" shall be deemed to include predecessors thereof.

          (b) Termination of Company Benefit. Plans; Withdrawal. All of the
Company Benefit Plans (other than any multiemployer plan, as defined in Section
3(37) of ERISA) can be terminated by the Company without incurring any material.
liability. Subject to any collective bargaining obligations, except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, the Company and its
Subsidiaries can withdraw from participation in any Company Benefit Plan that is a multiemployer plan, without incurring any material liability.

          (c) Contributions. All material contributions and other payments required to be made as of date hereof by the Company or any of its Subsidiaries to any Company Benefit Plan (or to any person pursuant to the terms thereof)
have been made or the amount of such payment or contribution obligation has been properly reflected in the Company Financial Statements in accordance with GAAP.

          (d) Qualification; Compliance. Except as set forth in Section 4.9(d)
of the Seller Disclosure Schedule, each of the Company Benefit Plans (other than any multiemployer plan as

                                       25

defined in Section 3(37) of ERISA) intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of the Company, no circumstances exist that are reasonably expected by the Company to result in the revocation of any such determination. Except as set forth in Section 4.9(d) of the Seller Disclosure
Schedule, the Company is in compliance in all material respects with, and each
Company Benefit Plan (other than any multiemployer plan as defined in Section
3(37) of ERISA) is and has, been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Except as set forth in Section 4.9(d) of the Seller Disclosure Schedule, each Company Benefit Plan (other than any multiemployer plan as defined in Section 3(37) of ERISA) intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the material requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

          (e) Liabilities. With respect to the Company Benefit Plans individually and in the aggregate, no event has occurred, and, to the best knowledge of the Company, there exists no condition or set of circumstances that is reasonably likely to subject the Company or any of its Subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which the Company is a party, which liability could reasonably be expected to have a Company Material Adverse Effect.

          (f) Welfare Plans. None of the Company Benefit Plans that are "welfare plans" within the meaning of Section 3(1) of ERISA, provides for any retiree benefits other than coverage mandated by applicable law or benefits the full cost of which is borne by the retiree.

          (g) Documents Made Available. The Seller has made available to Buyer a true and correct copy of each collective bargaining agreement to which the
Company' or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has obligations and, with respect to each Company Benefit
Plan, (i) such plan and summary plan description, as applicable, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement
(including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan, and
(v) the most recent actuarial report or valuation.

          (h) Payments Resulting From Contemplated Transactions. Except as set
forth in Section 4.9(h) of the Seller Disclosure Schedule or specifically provided for herein, neither the Company nor any of its Subsidiaries is a party to any plan, agreement or arrangement pursuant to the terms of which the consummation or announcement of any of the Contemplated Transactions will
(either alone or in connection with the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer, employee, former employee or director thereof or to a trustee under any
"rabbi trust" or similar arrangement, or (B) benefit under any Company Benefit
Plan being established or becoming accelerated, or immediately vested or payable.

                                       26

     Section 4.10 Environmental Protection.

          (a) Compliance. Each of the Company and its Subsidiaries is in
compliance in all material respects with all applicable Environmental Laws.
Neither the Company nor any of its Subsidiaries has received any unresolved written communication since January 1, 2002, from any Person or Governmental
Authority that alleges that the Company or any of its Subsidiaries is not in such compliance with applicable Environmental Laws.

          (b) Environmental Permits. Each of the Company and its Subsidiaries
has obtained or has applied for all material Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its
Subsidiaries are in material compliance with all terms and conditions of the
Environmental Permits.

          (c) Environmental Claims. As of the date hereof, there is no
Environmental Claim pending (x) against the Company or any of its Subsidiaries,
(y) to the Company's knowledge, against any Person whose liability for any
Environmental Claim the Company or any of its Subsidiaries has retained or assumed contractually or (z) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases or manages, in whole or in part. There are no past or present actions, activities, circumstances, conditions, events or incidents which could reasonably be expected to form the basis of any such Environmental Claim, except as would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d) Releases. As of the date hereof there have been no Releases of any
Hazardous Substances that would be reasonably likely to form the basis of any
Environmental Claim against the Company or any of its Subsidiaries, or to the
Company's knowledge against any Person whose liability for any Environmental
Claim the Company or any of its Subsidiaries has retained or assumed contractually, except for those that would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e) Predecessors. To the Company's knowledge with respect to any predecessor of the Company or any predecessor of any Subsidiary of the Company, there is no Environmental Claim pending or, to the Company's knowledge, threatened, nor any Release of Hazardous Substances that would be reasonably likely to form the basis of any Environmental Claim, except for those that would not be expected to have, individually or in the aggregate, a Company Material
Adverse Effect.

          (f) Disclosure. The Company has made available to Buyer all material documents which the Company reasonably believes provide the basis for (i) the cost of Company pollution control equipment currently required or known to be required in the future; (ii) current Company remediation costs or Company remediation costs known or suspected to be required in the future; or (iii) any other environmental matter affecting the Company, except for those that would not be expected to have, individually or in the aggregate, a Company Material
Adverse Effect.

                                       27

          (g) Reports. Each of the Company and its Subsidiaries has made available to Buyer true, complete and correct summaries or copies of all environmental audits, assessments or investigations, which (i) have been conducted by or on behalf of the Company or any of its Subsidiaries since
January 1, 2000, and (ii) are available to, or in the possession of, the Company or any of its Subsidiaries on any currently or formerly owned, leased or operated property.

          (h) Release. Neither the Company nor any of its Subsidiaries has
released any party from any material claim under any Environmental Law or waived any rights against any other party under any Environmental Law, except for those that would not be expected to have, individually or in the aggregate, a Company
Material Adverse Effect.

          (i) Prior Indemnification Agreements. Neither the Company nor any of
its Subsidiaries has entered into any material agreement that may require the
Company or any of its Subsidiaries to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental
Claim, except for standard IDC drilling contracts and those that would not be expected to have, individually or in the aggregate, a Company Material Adverse
Effect.

     Section 4.11 Insurance.

     The Seller has furnished Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its
Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have timely paid and the Company and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Each of the Company and its Subsidiaries is, and has been continuously since January 1, 1999, insured with financially responsible insurers or under other financially reasonable arrangements in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and its Subsidiaries during such time period. Neither the Company nor its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries. The insurance policies of the Company and each of its Subsidiaries are valid and enforceable policies in all material respects.

     Section 4.12 Brokers.

     No Person (other than RSM EquiCo Capital Markets LLC, whose fees and expenses shall be paid in full by the Seller and not, for avoidance of doubt, by the Company or Buyer) is entitled to any brokerage, finder's or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished Buyer a complete and correct copy of all agreements between the
Company and RSM EquiCo Capital Markets LLC pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions.

                                       28

     Section 4.13 No Other Agreements to Sell the Company or Its Assets.

     Except pursuant to this Agreement and as set forth in Section 4.13 of the
Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell any material portion of the Assets of the Company or any of its Subsidiaries, to
sell any material portion of the capital stock or other ownership interests of the Company or any of its Subsidiaries or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto. Since December 1, 2004, the Company has executed no confidentiality agreement with any Person other than Buyer in connection with its consideration of acquiring all or a substantial part of the
Assets or capital stock of the Company or any of its Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of its
Subsidiaries or to enter into any agreement with respect thereto.

     Section 4.14 Assets.

     Section 4.14 of the Seller Disclosure Schedule contains a complete and accurate list of all real property and leasehold interests, or other interests therein owned or operated by the Company and its Subsidiaries. The Company has
delivered or made available to Buyer copies of the deeds, leases and other instruments (as recorded, where applicable) by which the Company or any
Subsidiary acquired such property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the
Company and relating to such property or interests. The Company and its
Subsidiaries own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentences) all the Assets
(whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or any
Subsidiary or reflected as owned in the books and records of the Company and its
Subsidiaries (except for Assets held under capitalized leases disclosed or not required to be disclosed in Section 4.15 of the Seller Disclosure Schedule and
personal property acquired or sold since July 31, 2004, in the ordinary course of business), and such Assets constitute all of the Assets owned or used by the
Company and its Subsidiaries. All of the Assets purchased or otherwise acquired by the Company or any Subsidiary since July 31, 2004 (except for personal property acquired and sold since July 31, 2004, in the ordinary course of business, Inventory and short-term investments) are listed in Section 4.14 of the Seller Disclosure Schedule. Except for Permitted Encumbrances, all Assets
reflected in the Company Financial Statements are free and clear of all
Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, easements, Encumbrances, reservations, or limitations of any nature. Except as set forth in Section 4.14 of the Seller Disclosure Schedule, all facilities, buildings, plants, and structures owned by the Company or any Subsidiary lie wholly within the boundaries of the real property owned by the Company or any Subsidiary and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     Section 4.15 Contracts and Commitments.

     As of the date hereof, Section 4.15 of the Seller Disclosure Schedule contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements or pending negotiations (including, without limitation, intercompany contracts)

                                       29

("Company Contracts") of the following categories to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

          (a) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or stockholders of the Company, and all severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its
Subsidiaries to make any payment to any officers, employees or agents of the
Company following the consummation of the Contemplated Transactions or termination or change of terms and conditions of employment;

          (b) collective bargaining agreements;

          (c) Company Contracts for the purchase of inventory, supplies or services which are not cancellable (without material penalty, cost or other liability) within one year and, other than Company Contracts described elsewhere in this Section 4.15, other Company Contracts involving annual expenditures or liabilities in excess of $50,000 which are not cancellable (without material penalty, cost or other liability) within 90 days;

          (d) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor;

          (e) Company Contracts containing covenants limiting the freedom of the
Company or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location;

          (f) any Company Contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise) of material Assets (other than inventory) or capital stock of any Person (including, without limitation, the
Company or any of its Subsidiaries);

          (g) other than Company Contracts described elsewhere in this Section
4.15 or Company Contracts which may be omitted pursuant to the specific size limitations set forth in other provisions of this Section 4.15, Company
Contracts between the Company and any of its wholly owned Subsidiaries, on one hand, and any affiliate of the Company which is not wholly owned, directly or indirectly by the Company on the other hand;

          (h) any lease (whether of real or personal property) providing for annual rentals of $15,000 or more;

          (i) any sales, distribution or other similar agreement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services (including drilling services), equipment or other assets; and

          (j) any partnership, joint venture or other similar agreement or arrangement.

     True and complete copies of the written Company Contracts identified in
Section 4.15 of the Seller Disclosure Schedule have been delivered or made available to Buyer.

                                       30

     Section 4.16 Absence of Breaches or Defaults.

     Neither the Company nor any of its Subsidiaries is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of) any term, condition or provision of its charter, bylaws or other governing documents. Neither the Company nor any of its Subsidiaries is and, to
the knowledge of the Company, no other party is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of), any term, condition or provision of any Company Contract identified on Section
4.15 of the Seller Disclosure Schedule except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Company
Material Adverse Effect; provided that any defaults, breaches, violations or, events with respect to those Company Contracts referred to in Section 4.15(d)
shall be scheduled without regard to any Company Material Adverse Effect. Other than contracts which have terminated or expired in accordance with their terms, each of the Company Contracts identified on Section 4.15 of the Seller
Disclosure Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles, whether considered on a proceeding in equity or at law, and an implied covenant of good faith and fair dealing) and is in full force and effect. To the knowledge of the Company, no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting the
Company or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company or any of its Subsidiaries, except as set forth in Section 4.16 of the Seller Disclosure Schedule.

     Section 4.17 Labor Matters.

          (a) There are no organizations representing the employees of the
Company or any of its Subsidiaries. As of the date hereof, there is no strike or work, stoppage, pending or, to the knowledge of the Company, threatened, which involves any employees of the Company or any of its Subsidiaries.

          (b) As of the date hereof, there are no (i) material unfair employment or labor practice charges which are presently pending which, to the knowledge of the Company, have been filed with any Governmental Authority by or on behalf of any employee against the Company or any of its Subsidiaries or (ii) material employment-related litigation, including, without limitation, arbitrations or administrative proceedings which are presently pending, filed by or on behalf of any former, current or prospective employee against the Company or any of its
Subsidiaries.

          (c) There are not presently pending or, to the knowledge of the
Company, threatened, against the Company or any of its Subsidiaries any claims by any Governmental Authority, labor organization, or any former, current or prospective employee alleging that the Company or any such employer has violated any applicable laws respecting employment practices, except where such claims would not, individually or in the aggregate, have a Company Material Adverse
Effect.

                                       31

     Section 4.18 Affiliate Transactions.

     Except as set forth in Section 4.18 of the Seller Disclosure Schedule, from
December 31, 2003, through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings (and no such arrangements are pending) between the Company or any of its Subsidiaries, on the one hand, and affiliates of the Company or other Persons, on the other hand.

     Section 4.19 Intellectual Property.

     Schedule 4.19 of the Seller Disclosure Schedules contains a true and complete list of each of the registrations and applications for registrations of any Intellectual Property of the Company. Subject to obtaining required consents under all license agreements pursuant to which the Company or its Subsidiaries have obtained the right to use the Intellectual Property owned by third parties, the Surviving Corporation, after giving effect to the Contemplated Transactions, will own or have the valid, legal right to use all Intellectual Property used in connection with its business as conducted by the Company and its Subsidiaries on the date hereof. No trade secret, formula, process, invention, design, know-how or other information considered material, confidential or proprietary to the
Company or any of its Subsidiaries has been disclosed or authorized to be disclosed except in the ordinary course of business or pursuant to an obligation of confidentiality binding on the recipient. The Company and its Subsidiaries have used commercially reasonable measures to protect the confidentiality of the material trade secrets used in connection with their businesses. To the
Company's knowledge, no material Intellectual Property used in connection with its or its Subsidiaries' businesses has been improperly used, improperly divulged or misappropriated by the Company or any other Person. As of the date hereof, neither the Company nor any of its Subsidiaries has made in the past three years any claim in writing which remains unresolved of a violation, infringement, misuse or misappropriation by others of rights of the Company and its Subsidiaries to or in connection with any material Intellectual Property used in connection with their respective businesses. There is no pending or, to the knowledge of the Company, threatened claim by any third person of a violation, infringement, misuse or misappropriation by any of the Company or any of its Subsidiaries of any Intellectual Property owned by any third person, or of the invalidity of any patent used in connection with its business, that would, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 4.20 Required Approvals.

          (a) No vote of the board of directors of the Company or of holders of
Company Common Stock (or any holders of an equity interest in any Subsidiary of the Company) is required to approve this Agreement or the Contemplated
Transactions.

          (b) No state takeover statute or similar statue or regulation applies or purports to apply to this Agreement or the Contemplated Transactions and no provision of the Certificate of Incorporation, Bylaws or other similar organizational documents of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Buyer to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of capital stock of the

                                       32

Company and its Subsidiaries that may be acquired or controlled by Buyer as contemplated by this Agreement.

     Section 4.21 Substantial Suppliers.

     The Company has previously furnished Buyer with lists of the ten (10)
suppliers of the Company that were paid the greatest amount for products and services supplied to the Company during the twelve-month period ending December
31, 2004, and the aggregate amount the Company paid to each such supplier during such period and the product(s) or service(s) purchased from each supplier during each such period. To the knowledge of the Seller, the consummation of the
Contemplated Transactions shall not cause any such supplier to cease to provide products or services to the Company.

     Section 4.22 Substantial Customers.

     The Company has previously furnished Buyer with lists of the ten (10)
customers of the Company that paid the greatest amount for products and services provided by the Company during the twelve-month period ending December 31, 2004, and the aggregate amount each such customer paid to the Company during such period and the product(s) or service(s) sold to each customer during each such period. To the knowledge of the Seller, the consummation of the Contemplated
Transactions shall not cause any such customer to cease to purchase products or services from the Company.

     Section 4.23 Certain Payments.

     To the knowledge of the Seller, Nancy Thornton and James Cunningham,
Drilling Superintendent of the Company, neither the Company nor any director, officer, agent or employee of the Company or any Subsidiary, or any other Person associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any
Subsidiary, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     Section 4.24 Rig Crews.

     Each of the Company's drilling rigs is currently fully crewed. To the knowledge of the Seller, the consummation of the Contemplated Transactions shall not cause any of such rig crew members or any other employees of the Company to terminate their employment relationship with the Company, assuming such consummation does not result in an adverse effect on the salary, benefits or working conditions of any employees of the Company.

                                       33

     Section 4.25 Disclosure.

     No representation or warranty of the Seller in this Agreement or the Seller
Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE V
             ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to Buyer as follows:

     Section 5.1 Natural Person; Residence.

     The Seller is a natural person and is a resident of Texas.

     Section 5.2 Authorization; No Breach.

     This Agreement constitutes a valid and legally binding obligation of the
Seller, enforceable in accordance with its terms. The execution and delivery by the Seller of this Agreement and the fulfillment of and compliance with the terms hereof do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii)
result in the creation of any Encumbrances upon any capital stock or any asset or property of the Seller pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other consent from, any Governmental Authority pursuant to, any material legal requirement to which the Seller or any of its assets or properties is subject, or any material contract to which the Seller or any of its assets or properties is subject.

     Section 5.3 Investment Representation.

     The Seller is acquiring the Reinvestment Securities pursuant to the consummation of this Agreement solely for investment purposes and not with a view to, or intention of, distribution thereof in violation of the Securities
Act, or any applicable state securities laws.

     Section 5.4 Brokers.

     Other than the agreement with RSM EquiCo Capital Markets LLC, whose fees and expenses shall be paid in full by the Seller and not, for avoidance of doubt, by the Company or Buyer, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the Contemplated
Transactions based on any contract binding upon the Seller. The Seller shall pay, and hold the Company and Buyer harmless against, any liability (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim based on any contract binding upon the Seller. Seller has delivered to Buyer a true and correct copy of the agreement with RSM EquiCo
Capital Markets LLC.

                                       34

     Section 5.5 Litigation.

     There are no actions, suits, proceedings, orders, investigations, claims or complaints pending, threatened against or affecting the Seller, which could affect the Seller's performance hereunder or the consummation of the
Contemplated Transactions.

     Section 5.6 Capital Stock and Related Matters.

     The Seller is the record and beneficial owner of, and has good and marketable title to, all of the Company Common Stock, free and clear of all
Encumbrances. At the Closing, the Seller shall transfer to Buyer good and marketable title to such Company Common Stock, free and clear of all
Encumbrances. After giving effect to the Closing, the Seller will not have any interest in any capital stock of the Company or any Subsidiary thereof. The
Seller does not have any rights, outstanding commitments, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock of the Company or any
Subsidiary or securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any Subsidiary or any outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any Subsidiary.
There are no agreements with respect to the voting or transfer of capital stock of the Company or any of its Subsidiaries or with respect to any other aspect of their affairs and, after giving effect to the Closing, neither the Buyer, the
Company nor any Subsidiary will have any liability to the Seller, except pursuant to the terms of this Agreement.

     Section 5.7 Company Transactions.

     Except pursuant to this Agreement and as set forth in Section 4.13 of the
Seller Disclosure Schedule, the Seller has no legal obligation, absolute or contingent, to any other Person to sell any of the Assets of the Company or any of its Subsidiaries, to sell any of the capital stock or other ownership interests of the Company or any of its Subsidiaries or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto. Since December 1, 2004, the
Seller has executed no confidentiality agreement with any Person in connection with its consideration of acquiring all or a substantial part of the Assets or capital stock of the Company or any of its Subsidiaries.

     Section 5.8 Accredited Investor, etc.

          (a) The Seller understands that the offering and sale of the
Reinvestment Securities hereby is intended to be exempt from registration under the Securities Act and there is no existing public or other market for the
Reinvestment Securities and there can be no assurance that the Seller will be able to sell or dispose of the Reinvestment Securities to be purchased by the
Seller.

          (b) The Seller's financial situation is such that the Seller can afford to bear the economic risk of holding the Reinvestment Securities acquired hereunder for an indefinite period of time, the Seller has adequate means for providing for the Seller's needs and contingencies and can afford to suffer the complete loss of the investment in the Reinvestment Securities.

                                       35

          (c) The Seller's knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Reinvestment Securities, or the Seller has been advised by a representative possessing such knowledge and experience.

          (d) The Seller understands that the Reinvestment Securities acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, and that for an indefinite period following the date hereof there will be no public market for the Reinvestment
Securities and that, accordingly, it may not be possible for the Seller to sell the Reinvestment Securities in case of emergency or otherwise.

          (e) The Seller and its representatives, including its professional, financial, tax and other advisors, have carefully reviewed all documents available to them in connection with the investment in the Reinvestment
Securities, and the Seller understands and has taken cognizance of all the risks related to such investment.

          (f) The Seller and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from,
Buyer and its representatives concerning the terms and conditions of the acquisition of the Reinvestment Securities and related matters and to obtain all additional information which the Seller or its representatives deem necessary.

          (g) All information which the Seller has provided to Buyer and its representatives concerning the Seller and the Seller's financial position is true, complete and correct, and the Seller agrees to promptly notify Buyer if at any time this ceases to be the case.

          (h) The Seller is an "accredited investor" as such term is defined in
Regulation D under the Securities Act.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 6.1 Conduct of the Company's Business Pending the Closing.

     The Seller covenants and agrees that, during the period from the date hereof to the Closing (except as otherwise contemplated by the terms of this
Agreement), unless Buyer shall otherwise agree in writing in advance, the businesses of the Company and its Subsidiaries shall be conducted only in the usual and ordinary course of business substantially the same manner as heretofore conducted and in compliance with applicable laws, and the Seller shall cause the Company and its Subsidiaries to use all commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and employees of the Company and its
Subsidiaries, to preserve the present relationships of the Company and its
Subsidiaries with customers, suppliers, distributors and other Persons with which the Company or any of the Subsidiaries has significant business relations, to maintain and keep its material Assets in good repair and condition (subject to ordinary wear and tear), and to maintain supplies and inventories in quantities consistent with past practice. By way of amplification and not

                                       36

limitation, Seller shall ensure that neither the Company nor any of its
Subsidiaries will, except as set forth in Section 6.1 of the Seller Disclosure
Schedule and as otherwise contemplated by the terms of this Agreement, between the date of this Agreement and the Closing, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Buyer:

          (a) except as required by law, make or commit to make any capital expenditures (other than reimbursable expenditures which are collected from third parties within 120 days of incurrence) in excess of $25,000, other than (i) expenditures for routine maintenance and repair or (ii) unplanned capital expenditures due to emergency conditions, unanticipated catastrophic events or extreme weather;

          (b) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than the Company or a wholly owned
     Subsidiary of the Company) or enter into any "keep well" or other agreement to maintain the financial condition of another Person (other than the
     Company or a wholly owned Subsidiary of the Company) or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person (other than the Company or a wholly owned
     Subsidiary of the Company) or issue or sell any debt securities;

          (c) (i) amend its Certificate of Incorporation or Bylaws or the charter or bylaws or organizational documents of any of its Subsidiaries;
     (ii) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests; (iii) except as set forth on
     Section 6.1(c) of the Seller Disclosure Schedule, redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests; or (iv) sell or pledge any stock of any of its Subsidiaries;

          (d) (i) issue or sell or agree to issue or sell any additional shares of, or grant, confer or award any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class; (ii) enter into any agreement, contract or commitment out of the ordinary course of its business, to dispose of or acquire, or relating to the disposition or acquisition of, a segment of its business; (iii) except in the ordinary course of business consistent with past practice, sell, pledge, dispose of or encumber any material amount of Assets (including without limitation, any indebtedness owed to them or any claims held by them); or (iv) acquire
     (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or acquire any material amount of assets (other than in the ordinary course of business consistent with past practice) or make any material investment, either by purchase of stock or other securities, or contribution to capital, in any case, in any other Person (other than a Subsidiary of the
     Company as of the date hereof);

          (e) except as required by law, grant any severance or termination pay or increase the benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or enter into any employment (other than "at will") or severance agreement with any officer, director or employee;

                                       37

          (f) except as set forth on Section 6.1(f) of the Seller Disclosure
     Schedule or as required by law, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or, except in the ordinary course of business consistent with past practice, employee, or grant, confer, award or pay any forms of cash incentive bonuses or other benefit not required by any existing plan, arrangement or agreement;

          (g) enter into any collective bargaining agreement;

          (h) make any material change in its tax or accounting policies or any material reclassification of Assets or liabilities except as required by law, rule or regulation or GAAP;

          (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i)
     liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 6.1(j), or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Company Contract, in each case other than in the ordinary course of business consistent with past practice;

          (j) settle or compromise any litigation, other than for amounts not in excess of amounts reserved for in the most recent Company Financial
     Statements, provided such settlement documents do not involve any non-monetary obligations on the part of the Company and its Subsidiaries;

          (k) consummate (i) any acquisition other than the acquisition of the
     SPA Assets or disposition pursuant to any Company Contract disclosed pursuant to Section 4.15 other than in accordance with the terms so disclosed (including without waiver of any condition to the Company's obligations to consummate such acquisition), excluding insignificant deviations from such terms, or (ii) the acquisition of the SPA Assets; and

          (l) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 6.1(a) through 6.1(k)
     or any action which would or is reasonably likely to result in (i) a material breach of any provision of this Agreement, (ii) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue or (iii) any of the conditions set forth in Article VIII not being satisfied.

     Section 6.2 Conduct of Buyer's Business Pending the Closing.

     Except as set forth in Section 6.2 of the Buyer Disclosure Schedule, Buyer covenants and agrees that, during the period from the date hereof to the Closing
(except as otherwise contemplated by the terms of this Agreement), unless the
Seller shall otherwise agree in writing in advance, the businesses of Buyer and its Subsidiaries shall be conducted only in the ordinary course of business in substantially the same manner as heretofore conducted and in compliance

                                       38

with applicable laws, and Buyer and its Subsidiaries shall each use all commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Buyer and its Subsidiaries, to keep available the services of the present officers and employees of Buyer and its Subsidiaries (subject to prudent management of workforce needs and ongoing programs currently in force), to preserve the present relationships of Buyer and its Subsidiaries with customers, suppliers, distributors and other Persons with which Buyer or any of the Subsidiaries has significant business relations, to maintain and keep its material assets in good repair and condition (subject to ordinary wear and tear), and to maintain supplies and inventories in quantities consistent with past practice. By way of amplification and not limitation, neither Buyer nor any of its Subsidiaries shall, except as set forth in Section
6.2 of the Buyer Disclosure Schedule and as otherwise contemplated by the terms of this Agreement, between the date of this Agreement and the Closing, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of the Company or except as contemplated herein:

          (a) (i) amend its Articles of Incorporation or Bylaws or the charter or bylaws of any of its Subsidiaries; (ii) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend payable in cash; (ii) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests; (iii)
     redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests; or (iv) sell or pledge any stock of any of its Subsidiaries; and

          (b) take any action which would or is reasonably likely to result in:
     (i) a material breach of any provision of this Agreement, (ii) any of the representations and warranties of Buyer set forth in this Agreement becoming untrue in any material respect, or (iii) any of the conditions set forth in Article VIII not being satisfied.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     Section 7.1 Access to Information.

          (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Buyer or any of their respective Subsidiaries is a party or pursuant to applicable law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Closing, the Seller shall, and shall cause the Company and its Subsidiaries to, and Buyer shall, and shall cause its Subsidiaries to, furnish promptly such information concerning, and provide reasonable access during normal business hours with respect to, the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its representatives may reasonably request. Each party shall use reasonable efforts to accommodate the other party's request for information or access in the event the first party is subject to a confidentiality agreement. No investigation conducted pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made in this Agreement. On and after the Closing,

                                       39

Seller shall cooperate with Buyer in, and at Buyer's expense use reasonable commercial efforts to make available to Buyer any employees or consultants necessary or useful to, the preparation of historical audited financial statements relating to the Company and at Buyer's expense shall use reasonable commercial efforts to cause such employees or consultants to deliver to the
Buyer's auditors all certifications, attestations and representations deemed necessary or useful for the completion of such historical audits.

          (b) The parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the confidentiality agreement dated January 15, 2004 (the "Confidentiality
Agreement") between the Company and Buyer with respect to the information disclosed pursuant to this Section 7.1.

     Section 7.2 Notification of Certain Matters.

     The Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Seller, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 7.3 Further Action.

     Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions and the Financing, including, without limitation: (i) using all commercially reasonable efforts to make all required regulatory filings and applications, whether made before or after Closing, and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Contemplated Transactions and to fulfill the conditions to the Closing, including, without limitation, the Company Required Statutory
Approvals and the Buyer Required Statutory Approvals, (ii) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in connection with the transactions pursuant hereto, (iii) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Contemplated Transactions, (iv)
permitting the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any
Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the Contemplated
Transactions, and (v) cooperating with and complying with any reasonable request of the Lender in connection with the Financing. From and after the Closing, the
Seller will provide Buyer with all computer passwords and codes

                                       40

and any similar information necessary to effectively access all of the Company's assets and records.

     Section 7.4 Public Announcements.

     Subject to each party's disclosure obligations imposed by applicable law,
Buyer and the Seller shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the Contemplated Transactions and shall not issue any public announcement or statement without the prior consent of the other party.

     Section 7.5 Takeover Statutes.

     If any "interested stockholder," "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the Contemplated Transactions, the Seller shall cause the Company and the members of its Board of Directors to grant such approvals and take such other actions as may be necessary to make Buyer and its Subsidiaries exempt under or otherwise not subject to such statutes.

     Section 7.6 Employment Agreement.

     Buyer and the Seller shall execute and deliver an employment agreement substantially in the form attached as Exhibit B hereto (the "Employment
Agreement"), such agreement to be effective as of the Closing.

     Section 7.7 Registration Rights Agreement.

     Buyer and the Seller shall execute and deliver a registration rights agreement substantially in the form attached as Exhibit C hereto (the
"Registration Rights Agreement"), such agreement to be effective as of the
Closing.

     Section 7.8 Post-Closing Sales.

     (a) If, within the nine months after the Closing, Buyer issues any shares of its common stock for a price per share less than $18.00 per share or any securities convertible into shares of common stock at a conversion price of less than $18.00 per share (other than pursuant to options or warrants outstanding as of the date hereof, or any warrants issued by Buyer after the date hereof in connection with bona fide debt financings in an aggregate amount not to exceed
0.5% of the outstanding shares of Buyer Common Stock at the time of issuance), then at the expiration of such period Buyer shall issue a number of additional shares of its common stock to Seller, for no additional consideration, equal to
(i) the quotient of 1,999,998 divided by the New Price minus (ii) 111,111. All shares of Buyer common stock issued pursuant to this Section 7.8(a) shall be subject to the Registration Rights Agreement.

     (b) The Buyer shall not, either in one transaction or in a series of related transactions, dispose of all or substantially all of the stock or assets of the Company or any successor thereto to any bona fide third party for value
(whether by merger, sale of stock, sale of assets or otherwise) (a
"Disposition") at any time during the period commencing on the Closing Date and

                                       41

ending on the first anniversary thereof without previously delivering a written notice to the Seller stating the terms (including price and amount) on which it would be willing to consummate a Disposition (an "Offer Notice"). The Seller may deliver a written response to the Buyer within 30 days after its receipt of the
Offer Notice indicating its election to consummate a Disposition on the terms referenced in the Offer Notice (an "Acceptance"). If the Seller does not deliver an Acceptance within such period, or if the Buyer and the Seller fail to consummate a Disposition within 90 days after the delivery of any such
Acceptance by the Seller, then the Buyer shall be entitled to consummate a
Disposition with a bona fide third party on terms no less favorable, in the aggregate, than those set forth in the Offer Notice. Buyer agrees that it shall not enter into any agreement with any third party that would frustrate the ability of the Seller to exercise its rights pursuant to this Section 7.8(b).
This Section 7.8(b) shall not apply to a sale or other disposition of the Buyer or its business as a whole.

     Section 7.9 Tax Matters.

     The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

          (a) Straddle Period. In the case of any taxable period that includes
(but does not end on) the Closing Date (a "Straddle Period"), the amount of any
Taxes based on or measured by income or receipts of the Company for the tax period ending on the Closing Date (the "Pre-Closing Tax Period") shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the
Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (b) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the
Company that are filed after the Closing Date, including the Federal and state income Tax Returns for the taxable year of the Company ended December 31, 2004.
In this regard, Buyer and the Company agree that either may file an extension of the time to file such Tax Returns. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Buyer shall make no changes in the methods of accounting for Taxes or in any Tax reporting positions used before the Closing by the Company for any Tax
Return that covers any period of time before or including the Closing Date, unless such change is required by law.

                                       42

          (c) Cooperation on Tax Matters.

               (i) Buyer, the Company, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the
          Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

               (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed
          (including, but not limited to, with respect to the transactions contemplated hereby).

               (iii) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

     Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall, except to the extent such transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges relate to the issuance or delivery of the
Reinvestment Securities in which case such costs shall be borne by Buyer, be paid by the Seller when due, and the Seller will, at the Seller's own expense, file all necessary Tax Returns and other documentation with respect to all such
Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     Section 7.10 Payment of Company Debt.

     At the Closing, Buyer shall cause the Company to repay in full the indebtedness of the Company identified in paragraph (d) of Schedule 4.15 of the
Seller Disclosure Schedule.

                                       43

                                  ARTICLE VIII
                                   CONDITIONS

     Section 8.1 Conditions to the Obligations of Each Party.

     The obligations of the Seller, on the one hand, and Buyer, on the other hand, to effect the Contemplated Transactions and to consummate the Closing are subject to the satisfaction or, if permitted by applicable law, waiver of the following conditions:

          (a) No Injunction. No court of competent jurisdiction shall have issued or entered any order which is then in effect and has the effect of making any of the Contemplated Transactions illegal, or otherwise prohibiting their consummation.

          (b) Consents and Approvals. All necessary consents, authorizations, orders, permits and approvals of (or registrations, declarations or filings with) any Governmental Authorities in connection with the execution, delivery and performance of this Agreement shall have been obtained and made.

     Section 8.2 Conditions to the Obligations of Buyer.

     The obligations of Buyer to effect the Contemplated Transactions and to consummate the Closing are subject to the satisfaction or, if permitted by applicable law, waiver of the following further conditions:

          (a) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing
Date as though made on and as of the Closing Date, except where any such failure or failures to be so true and correct (without regard to any materiality or knowledge qualifiers contained therein), in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. If the Closing does not occur on the date hereof, Buyer shall have received a certificate of the Seller to such effect.

          (b) Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and, if the Closing does not occur on the date hereof, Buyer shall have received a certificate of the Seller to that effect.

          (c) Company Material Adverse Effect. No Company Material Adverse
Effect shall have occurred.

          (d) Required Consents. The Company Required Consents and the Company
Required Statutory Approvals shall have been obtained at or prior to the
Closing.

          (e) Employment Agreement. The Seller shall have executed the
Employment Agreement and delivered it to Buyer.

                                       44

          (f) Seller's Release. The Seller shall have executed the Seller's
Release and delivered it to Buyer.

          (g) Resignations. All of the Company's officers and directors shall have submitted their resignations from their respective offices, effective as of the Closing.

          (h) Legal Opinion. Buyer shall have received a written opinion of
Conner & Winters, LLP, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.

     Section 8.3 Conditions to All Obligations of the Seller.

     The obligations of the Seller to effect the Contemplated Transactions and to consummate the Closing are subject to the satisfaction or, if permitted by applicable law, waiver of the following further conditions:

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in Sections 3.1, 3.4, 3.11, 3.13, 3.14 and 3.21 shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, except where any such failure or failures to be so true and correct (without regard to any materiality or knowledge qualifiers contained therein), in the aggregate, would not have, or would not reasonably be expected to have, a Buyer Material Adverse Effect. If the Closing does not occur on the date hereof, the Seller shall have received a certificate of the President of
Buyer to such effect.

          (b) Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and, if the
Closing does not occur on the date hereof, the Seller shall have received a certificate of the President of Buyer to that effect.

          (c) Required Consents. The Buyer Required Statutory Approvals shall have been obtained at or prior to the Closing.

          (d) Employment Agreement. Buyer shall have executed the Employment
Agreement and delivered it to Richard Thornton.

          (e) Legal Opinion. The Seller shall have received a written opinion of
Satterlee Stephens Burke & Burke LLP, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.

          (f) Registration Rights Agreement. Buyer shall have executed the
Registration Rights Agreement and delivered it to the Seller.

     Section 8.4 Conditions to Obligations to Purchase Reinvestment Securities.

     The obligations of the Seller to purchase the Reinvestment Securities pursuant to Section 1.2 are subject to the satisfaction or, if permitted by applicable law, waiver of the following further conditions:

                                       45

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, except where any such failure or failures to be so true and correct (without regard to any materiality or knowledge qualifiers contained therein), in the aggregate, would not have, or would not reasonably be expected to have, a Buyer Material Adverse
Effect. The Seller shall have received a certificate of the President of Buyer to such effect.

          (b) Buyer Material Adverse Effect. No Buyer Material Adverse Effect
shall have occurred.

                                   ARTICLE IX
                                   TERMINATION

     Section 9.1 Termination.

     Anything herein or elsewhere to the contrary notwithstanding, this
Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

          (a) By the mutual consent of Buyer and the Seller.

          (b) By either the Seller or Buyer:

               (i) if the Closing does not take place on or before April 20,
          2005 or such later date as Buyer and the Seller may mutually agree;
          provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have taken place on or before such date; or

               (ii) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case, permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By the Seller if, prior to the Closing, Buyer breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or if any of its representations and warranties fails to be true and correct in any respect, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to
Buyer and which breach of a covenant, representation or warranty would reasonably be expected to result in a Buyer Material Adverse Effect; provided that the Seller may not terminate this Agreement pursuant to this Section 9.1(c)
if the Seller is in material breach of this Agreement;

                                       46

          (d) By Buyer if, prior to the Closing, the Seller breaches or fails in any material respect to perform or comply with any of their material covenants or agreements contained herein or if any of their representations and warranties fail to be true and correct in any respect, which breach cannot be or has not been cured within 30 days after the giving of written notice by Buyer to the
Seller and which breach of a covenant, representation or warranty would reasonably be expected to result in a Company Material Adverse Effect; provided that Buyer may not terminate this Agreement pursuant to this Section. 9.1(d) if
Buyer is in material breach of this Agreement.

     Section 9.2 Effect of Termination.

     In the event of the termination of this Agreement as provided in Section
9.l hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except as set forth in Article X, and there shall be no liability on the part of the Buyer or the Seller except (a) for fraud and (b) as set forth in Article X. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

     Section 9.3 Fees and Expenses.

     Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Contemplated
Transactions shall be paid by the party incurring such expenses, except that
Buyer shall pay those out of pocket costs of the Company or the Seller which were incurred at the request of the Buyer to facilitate the due diligence effort or the financing of the purchase by the Buyer, including but not limited to any expenses or charges of Ernst & Young to review or audit the financial records of the Company. The Seller agrees to pay any amounts due under the agreement with
RSM EquiCo Capital Markets LLC at the Closing, and to provide Buyer with evidence of such payment.

                                    ARTICLE X
                     REMEDIES FOR BREACHES OF THIS AGREEMENT

     Section 10.1 Survival of Representations, Warranties, Covenants and
Agreements.

     The representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows:

          (a) the representations and warranties in Sections 3.8 and 4.8 (Tax
Matters), Sections 3.9 and 4.9 (Employee Matters; ERISA), Sections 3.10 and 4.10
(Environmental Protection) and Sections 3.20 and 4.19 (Intellectual Property)
shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus sixty (60) days;

          (b) the representations and warranties in Sections 3.3 and 4.3
(Capitalization), Sections 3.4(a) and 4.4(a) (Authority), Article V and the
covenants and agreements set forth in this Agreement shall not terminate; and

                                       47

          (c) all other representations and warranties in this Agreement or in any certificate delivered by any Party hereto to another party in connection with this Agreement shall terminate two years after the Closing Date;

provided that any representation or warranty in respect of which indemnity may be sought under Section 10.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section
10.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Notwithstanding anything in this Section 10.1 to the contrary, in the event of any breach of a representation or warranty by a party that constitutes actual fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. The representations, warranties, covenants and agreements made herein, including the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the Contemplated Transactions between the parties and, accordingly, a party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party's officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

     Section 10.2 Reimbursement and Indemnification.

          (a) Article V Indemnification by the Seller. The Seller shall indemnify each of Buyer and its affiliates (including, after Closing, the
Company and its Subsidiaries), and its and their shareholders (other than the
Seller), partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Buyer Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such
Buyer Parties as and when incurred for any loss (including diminution in value), demand, claim, complaint, action, cause of action, cost, damage, deficiency, tax, penalty, fine, expense or other liability whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses"), which any such Buyer Party may suffer, sustain or become subject to, as a result of: (i) any breach of any representation or warranty of the Seller in Article V of this Agreement or in any of the certificates furnished by the Seller pursuant to Article V of this
Agreement, or (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Seller under this Agreement. If and to the extent any provision of this Section 10.2 is unenforceable for any reason, the Seller hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 10.2 which is permissible under applicable law.

                                       48

          (b) Article IV Indemnification by the Seller. The Seller shall indemnify each of the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party may directly or indirectly suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (i) any breach of any covenant of the
Seller contained herein, (ii) any representation or warranty of the Seller contained in Article IV of this Agreement, or in any of the certificates furnished by the Seller pursuant to Article IV of this Agreement, or (iii) any matter identified in Section 4.9(d) of the Seller Disclosure Schedule; provided that, with respect to claims for indemnification under this Section 10.2(b)
relating to a breach of any representation or warranty described in Section
10.1(c) or any matter identified in Section 4.9(d) of the Seller Disclosure
Schedule, (i) no indemnification will be required with respect to any individual claim unless the amount of Losses with respect thereto exceeds twenty-five thousand dollars ($25,000), (ii) if the total amount of all claims by Buyer
Parties against the Seller under this Article X does not exceed two hundred thousand dollars ($200,000), then the Seller shall have no obligation under this
Article X with respect to any such claim, (iii) if the total amount of all claims by Buyer Parties exceeds two hundred thousand dollars ($200,000), then the Seller's obligations under this Article X shall be limited to the amount by which the aggregate amount of all Buyer Parties' claims exceeds that amount, and
(iii) the aggregate amount of all payments made by the Seller in satisfaction of claims shall not exceed ten million dollars ($10,000,000).

          (c) Indemnification by Buyer. Buyer shall, with respect to the representations, warranties, covenants and agreements made by Buyer, indemnify the Seller and hold them harmless against any Losses which the Seller may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (a) any breach of any representation or warranty of Buyer contained in this Agreement, or in any of the certificates furnished by Buyer pursuant to this Agreement; or (b) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer contained in this
Agreement; provided that with respect to any individual claim for indemnification under this Section 10.2(c) relating to a breach of any representation or warranty described in Section 10.1(c), (i) no such breach shall be deemed to have occurred unless the amount of Losses with respect thereto exceeds twenty-five thousand dollars ($25,000) and (ii) the aggregate amount of all payments made the Seller in satisfaction of claims shall not exceed one million dollars ($1,000,000).

          (d) Determination of Losses. Notwithstanding anything to the contrary contained this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation, warranty and other provision contained in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any materiality or Material
Adverse Effect standard or qualification contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such standard or qualification were deleted from such representation and warranty). The indemnifying party shall pay the indemnified party in immediately available funds for any Losses on as-incurred basis promptly after the indemnified party provides the indemnifying party with written notice of a claim hereunder, unless the amount of or responsibility for such Losses is contested by the indemnifying party (or the indemnifying party has otherwise assumed defense of the claim pursuant to Section 10.2(e)). Any such indemnification payments shall

                                       49

include interest at the rate of 8% per annum (subject to any applicable legal limits) from the date any such Loss is suffered or sustained to the date such payment is due pursuant to this Article X and interest at a rate of 12% per annum (subject to any applicable legal limits) thereafter until indemnification payments with respect to such Losses are fully paid. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year.

          (e) Defense of Third Party Claims. Any Person making a claim for indemnification under this Section 10.2 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall first (x) verify to the Indemnitee in writing that such
Indemnitor shall be fully responsible (with no reservation of any rights) for all Losses relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the
Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder (y)
unconditionally guarantee the payment and performance of any liability which may arise with respect to such claim or the circumstances giving rise to such claim for indemnification (with no reservation of rights), and (z) furnish the
Indemnitee with reasonable evidence that the Indemnitor is and will be able to satisfy any such liability; and provided further, that:

               (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the
          Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

               (ii) the Indemnitor shall not be entitled to assume control of such defense and shall pay the out-of-pocket costs and expenses incurred by the Indemnitee (including counsel retained by the
          Indemnitee) on an as and when incurred basis if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the
          Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee's reputation or future business prospects
          (including matters relating to independent contractor issues); (C) the claim seeks an injunction or equitable relief against the Indemnitee;
          (D) the claim involves environmental, in which case

                                       50

          the Indemnitee shall have sole control and management authority over the resolution of such claim, including hiring legal counsel and consultants, conducting investigations and environmental cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions; (E) the Indemnitee has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; or (F) upon petition by the Indemnitee, the appropriate court rules that the
          Indemnitor failed or is failing to vigorously prosecute or defend such claim; provided that, in each case, the Indemnitee shall keep the
          Indemnitor reasonably apprised of any major developments relating to any such claim; and

               (iii) If the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the
          Indemnitee before entering into any settlement of a claim, except to the extent that such a settlement involves only the payment of money damages and fully releases the Indemnitee, and the Indemnitor shall provide reasonable prior written notice if it intends to cease to defend a claim, and if the Indemnitee shall control the defense of any such claim, the Indemnitee shall obtain the prior written consent of the Indemnitor (not to be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if as a result of such action by the Indemnitee, the Indemnitee claims or expects to claim indemnification from the Indemnitor.

          (f) Certain Waivers and Consents. The Seller hereby agrees that the
Seller shall not and the Seller hereby agrees to cause each of its related persons to agree to not, make any claim for indemnification hereunder against the Company or any Subsidiary by reason of the fact that the Seller or related person is or was a shareholder, director, officer, employee or agent of the
Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Losses brought by any of the Buyer Parties against the Seller pursuant to this Agreement and the Seller hereby acknowledges and agrees and shall cause each of its related persons to acknowledge and agree that the Seller or related person shall have no claims or right to contribution or indemnity from the
Company or any Subsidiary with respect to any amounts paid by the Seller pursuant to this Section 10.2.

                                   ARTICLE XI
                                  MISCELLANEOUS

     Section 11.1 Amendment.

     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 11.2 Extension; Waiver.

     At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any

                                       51

inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     Section 11.3 Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed)
or sent by overnight courier service to the parties at the following addresses
(or at such other address for a party as shall be specified by like notice):

     if to the Seller, to:

          Richard Thornton
          1664 Holland Lake Drive
          Apt. 13208
          Weatherford, Texas 76086
          Fax:

     with a copy to:

          Conner & Winters, LLP
          303 Paseo de Peralta, Suite C
          Santa Fe, New Mexico 87501
          Attn: Doug Rather, Esq.
          Fax: (505) 983-6478

     and if to Buyer; to:

          Union Drilling, Inc.
          South Pittsburgh Technology Park
          3117 Washington Pike
          Bridgeville, Pennsylvania 15017
          Attn: Christopher Strong, President and CEO
          Fax: (412) 257-9392

     and a copy to:

          Satterlee Stephens Burke & Burke LLP
          230 Park Avenue, Suite 1130
          New York, NY 10169
          Attn: Edwin T. Markham, Esq.
          Fax: (212) 818-9606

                                       52

     Section 11.4 Certain Definitions.

     "affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

     "Assets" shall mean, with respect to any Person, all properties, land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned, leased or licensed by such Person or any of its Subsidiaries.

     "Buyer Material Adverse Effect" shall mean a change in or effect on the business, operations, assets, financial condition or results of operations of
Buyer and its Subsidiaries, taken as a whole, that results in a diminution in their value of $7 million or more or any change that materially impairs or materially delays the ability of Buyer to consummate the Contemplated
Transactions.

     "Closing Working Capital" shall mean the Company's current assets less its current liabilities (other than Debt and any Prepayment Penalties) as of the
Closing Date, as determined in accordance with GAAP; plus all reasonable costs, fees and expenses of lawyers or accountants incurred by the Company in connection with the SPA Asset Purchase Agreement to the extent paid by the
Company prior to Closing or accrued as a liability in the final determination of the Closing Working Capital. The parties hereby agree that current liabilities shall include, to the extent incurred but not paid by the Seller prior to
Closing, all legal, accounting, banking and other advisor fees, costs and expenses incurred by the Company and any Subsidiary in connection with this
Agreement.

     "Company Material Adverse Effect" shall mean a change in or effect on the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, that results in a diminution in their value of $2 million or more or any change that materially impairs or materially delays the ability, of the Company to consummate the Contemplated
Transactions.

     "Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement, including, without limitation, the sale of the Shares by the
Seller to Buyer; the issuance and sale of the Reinvestment Securities to the
Seller; the execution, delivery and performance of the Employment Agreement, and the performance by the parties hereto of their respective covenants, agreements and obligations hereunder and thereunder.

     "Debt" shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) all direct or contingent obligations of such Person arising under letters of credit
(including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (iv) indebtedness
(excluding prepaid interest thereon) secured by an Encumbrance on property owned or being purchased by

                                       53

such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (v) all capital, synthetic, off-balance sheet or tax retention or any similar lease arrangements; and (vi)
all guarantees of such Person in respect of any of the foregoing.

     "Financing" shall mean the credit arrangement contemplated and governed by the Revolving Credit and Security Agreement to be dated as of the Closing Date by and between Buyer and the Company (as Borrowers) and PNC Bank, National
Association (as Lender and as Agent) providing for a revolving line of credit in the maximum amount of $50,000,000.

     "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or licensed by such Person, and located in, at or upon the facilities of such
Person.

     "GAAP" shall mean generally accepted accounting principles in the United
States, as in effect from time to time, consistently applied.

     "Investors Stock Purchase Agreement" shall mean the Stock Purchase
Agreement dated the date hereof between Buyer and the investors named therein providing for the sale by Buyer and the purchase by such investors of an aggregate of 1,052,632 shares of Buyer Common Stock for an aggregate purchase price of $20,000,008 ($19.00 per share).

     "knowledge," the phrase "to the knowledge of Buyer" or any, similar phrase shall mean and be limited to the actual (but not constructive or imputed)
knowledge of senior management of Buyer, without inquiry; the phrase "to the knowledge of the Seller" or any similar phrase shall mean and be limited to the actual (but not constructive or imputed) knowledge of any Seller (or their senior management, if not a natural person), without inquiry.

     "Lender" shall mean PNC Bank, National Association and any other Lender (as defined therein) under the credit agreement described in the definition of
Financing, above.

     "New Price" means the lower of (x) the lowest price per share paid for shares of Buyer's common stock during the period commencing on the Closing Date and ending nine months thereafter (other than pursuant to the exercise of options or warrants outstanding as of the date hereof) and (y) the lowest price per share at which securities issued during such period may be converted into shares of Buyer's common stock, which price shall be determined assuming that such securities were converted into shares at the end of such period, in each case appropriately adjusted for any change in the outstanding shares of capital stock of Buyer during the relevant period, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period.

     "Permitted Encumbrances" shall mean any Encumbrances resulting from (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in accordance with GAAP; (ii) all cashiers', landlords', workers' and repairers'
liens, and similar liens imposed by law, incurred in the ordinary course of business; (iii) all laws and governmental rules, regulations, ordinances and restrictions; (iv) all leases,

                                       54

subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party; (v) Encumbrances identified on title policies or preliminary title reports or other documents or writing delivered or made available for inspection to any Person prior to the date hereof or included in the public records; and (vi) all other liens and mortgages (but solely to the extent such liens and mortgages secure indebtedness described or referred to in the Buyer Disclosure Schedule or the Seller Disclosure Schedule, as applicable), covenants, imperfections in title, charges, easements, restrictions and other
Encumbrances which, in the case of any such Encumbrances pursuant to clause (i)
through (vi), do not materially detract from or materially interfere with the present use of the Asset subject thereto or affected thereby.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

     "Prepayment Penalties" shall mean any prepayment penalties arising out of the contemplated prepayment of the indebtedness of the Company identified in paragraph (d) of Schedule 4.15 of the Seller Disclosure Schedule.

     "Purchase Price" shall mean $28,364,763 (i) less Debt of the Company
(whether current or long term) as of the Closing Date, other than the $500,000
Debt under the Company's revolving line of credit incurred to pay the option fee pursuant to the SPA Drilling Asset Purchase Agreement and other than any
Prepayment Penalties, (ii) less the excess, if any, of $3,000,000 over Closing
Working Capital.

     "Restricted Area" shall mean Oklahoma, Arkansas and Texas.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "SPA Asset Purchase Agreement" shall mean the Option and Asset Purchase and
Sale Agreement, dated as of February 28, 2005, by and between the Company and
SPA Drilling.

     "SPA Assets" shall mean the Assets (as defined therein) to be acquired by the Company pursuant to the SPA Asset Purchase Agreement.

     "SPA Closing" shall mean the closing of the acquisition of the SPA Assets contemplated by the SPA Asset Purchase Agreement.

     "SPA Drilling" shall mean SPA Drilling, L.P., a Texas limited partnership.

     "Stock Plan" shall mean any employee stock option, performance unit, stock purchase or similar plan of a Person or any of its Subsidiaries.

     "Stock Rights" shall mean any outstanding stock options, stock appreciation rights, limited stock appreciation rights, performance units, phantom stock and stock purchase rights of a Person.

     "Subsidiary" shall mean, with respect to any Person, (i) any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other

                                       55

interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) any limited partnership of which such Person, or any Subsidiary of such Person, is the general partner and (iii) any general partnership of which such Person, or any
Subsidiary of such Person, owns an interest in the revenues or profits of 50% or more.

     "Tax" or "Taxes" includes all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, including, without limitation, all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, social security, employment, disability, unemployment, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, withholding, estimated, license, stamp, franchise or similar taxes (including any interest earned thereon or penalties, additions or fines attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any interest in respect of such penalties, additions or fines).

     "Tax Return" includes any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including, without limitation, any supporting schedules or attachments and any amendments or claims for refund with respect thereto.

     Section 11.5 Other Defined Terms.

     The following terms shall have. the respective meanings given to such terms in the Sections set forth below:

Term                                                                     Section
----                                                                     -------
Acceptance................................................................7.8(b)
Agreement...............................................................Recitals
Blue Sky Laws.............................................................3.4(c)
Buyer...................................................................Recitals
Buyer Benefit Plans.......................................................3.9(a)
Buyer Common Stock...........................................................3.3
Buyer Contracts.............................................................3.19
Buyer Disclosure Schedule....................................................3.1
Buyer Financial Statements...................................................3.5
Buyer Required Statutory Approvals...........................................3.4
Closing......................................................................2.1
Closing Agreement.........................................................3.8(k)
Closing Date.................................................................2.1
Closing Payment........................................................2.2(b)(i)
Closing Values............................................................2.3(a)
Code....................................................................Recitals
Company.................................................................Recitals
Company Benefit Plans.....................................................4.9(a)
Company Common Stock.........................................................4.3
Company Contracts...........................................................4.15

                                       56

Company Financial Statements.................................................4.5
Company Required Consents.................................................4.4(b)
Confidentiality Agreement.................................................7.1(b)
Disposition...............................................................7.8(b)
Employment Agreement.........................................................7.6
Encumbrances.................................................................3.2
Environmental Permits.......................................................3.10
ERISA.....................................................................3.9(a)
Governmental Authority....................................................3.4(c)
Intellectual Property.......................................................3.20
IRS.......................................................................3.8(p)
Noncompete Period.......................................................11.13(a)
Offer Notice..............................................................7.8(b)
PBGC......................................................................3.9(e)
Reinvestment Securities......................................................1.2
Seller Disclosure Schedule...................................................4.1
Seller's Release..........................................................2.2(a)
Tax Ruling................................................................3.8(k)

     Section 11.6 Descriptive Headings.

     The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11.7 Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated
Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the
Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

     Section 11.8 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single agreement.

     Section 11.9 Entire Agreement; No Third Party Beneficiaries.

     This Agreement, together with the Confidentiality Agreement, the
Registration Rights Agreement, the Employment Agreement and the Seller's
Release, (a) constitutes the entire agreement and, supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) is not intended to confer upon any
Person, other than the parties hereto any rights or remedies hereunder.

                                       57

     Section 11.10 Governing Law; Consent to Jurisdiction.

     This Agreement shall be governed and construed in accordance with the laws of the State of Pennsylvania without regard to any applicable conflicts of law principles. The parties hereby consents to the jurisdiction of any state or federal court located within the county of Allegheny, Commonwealth of
Pennsylvania, and irrevocably agree that all actions or proceedings relating to this Agreement or any of the Contemplated Transactions may be litigated in such courts, and each party waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court.

     Section 11.11 Assignment.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties;
provided that Buyer may assign its rights hereunder to the Lender as security for its obligations arising out of the Financing, and the Seller hereby consents to such assignment and agrees to execute any documents or instruments requested by the Lender to evidence such consent. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     Section 11.12 Specific Performance.

     The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, the other party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     Section 11.13 Non-Competition, Non-Solicitation and Non-Disclosure.

     The Seller acknowledges that he is familiar with the trade secrets of the
Company and its Subsidiaries and with other confidential information concerning the Company and its Subsidiaries, including all (a) inventions, technology and research and development of the Company and its Subsidiaries, (b) customers and clients and customer and client lists of the Company and its Subsidiaries, (c)
products and services of the Company and its Subsidiaries and related costs and pricing structures and drilling techniques, (d) accounting and business methods and practices of the Company and its Subsidiaries and (e) similar and related confidential information and trade secrets of the Company and its Subsidiaries.
The Seller further acknowledges that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, that he has been substantially responsible for the growth and development of the
Company and its Subsidiaries and the creation and preservation of the Company and its Subsidiaries' goodwill. The Seller acknowledges and agrees that the
Company and its Subsidiaries would be irreparably damaged if he were to disclose any such confidential information or provide services to any Person competing with the Company and its Subsidiaries or engaged in a similar business and that such competition by him would result in a significant

                                       58

loss of goodwill by the Company and its Subsidiaries. The Seller further acknowledges and agrees that the covenants and agreements set forth in this
Section 11.13 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if the Seller breached the provisions of this Section 11.13.
Therefore, in further consideration for the payment of the Purchase Price, and in order to protect the value of the Shares acquired by Buyer hereunder
(including the goodwill inherent in the Company and its Subsidiaries as of the
Closing Date), the Seller agrees that:

          (a) during the period from the Closing Date to and including the fifth anniversary of such Closing Date (the "Noncompete Period"), the Seller shall not have any affiliation (as defined below) with any corporation, partnership or other business entity, enterprise or other Person (other than Buyer, the Company and their Subsidiaries) having any location within the Restricted Area which engages in the management and/or operation of any entity that engages in any business which is the same as or substantially similar to the business of any of the Company and its Subsidiaries or their respective Subsidiaries as presently conducted or as presently proposed to be conducted by the Company and its
Subsidiaries or their Subsidiaries from and after the Closing Date; provided that nothing contained herein shall be construed to prohibit the Shareholders from purchasing up to an aggregate of 1% of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange or traded in the Nasdaq National Market System. For purposes of this paragraph (a), the term "affiliation" shall mean any direct or indirect interest in such entity, enterprise or other Person, whether as an officer, director, employee, investor, partner, shareholder, sole proprietor, trustee, consultant, agent, representative, broker, finder, promoter or otherwise;

          (b) during the Noncompete Period, the Seller shall not, other than on behalf of Buyer, the Company or their Subsidiaries, (A) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by the Company or any Subsidiary at any time prior to the Closing Date or during the Non-Compete Period, without the prior written consent of Buyer; (B) call-on, solicit or service any customer, supplier, licensee or business relation of the Company or any of its Subsidiaries; (C)
solicit or attempt to induce any customer or other business relation of the
Company or any Subsidiary into any business relationship which might materially harm the Company or any of its Subsidiaries or (D) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Subsidiary thereof to cease doing business with the Company or any
Subsidiary thereof or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company or any
Subsidiary thereof; and

          (c) during the Noncompete Period and thereafter, the Seller shall not disclose any confidential information of the Company or any Subsidiary thereof.

          (d) Notwithstanding anything in this Section 11.13 to the contrary, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Section 11.13 is found by a final order of a court of competent jurisdiction or arbitrator(s) to be unreasonable or otherwise unenforceable under circumstances then existing, the Seller agrees that the period,

                                       59

scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court and arbitrator(s) to enforce the restrictions to the extent such provisions are allowable under applicable law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of an alleged breach or violation by any Seller of any of the provisions of this Section
11.13, the Noncompete Period will be tolled until such alleged breach or violation is resolved; provided that if the Seller is found to have not violated the provisions of this Section 11.13, then the Noncompete Period will not be deemed to have been tolled. The Seller agrees that the restrictions contained in this Section 11.13 are reasonable in all respects and necessary to protect
Buyer's valid and legitimate interest and the value of the Company and its
Subsidiaries, including the related goodwill.

                                       60

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first written above.

                                        UNION DRILLING, INC.

                                        By: /s/ CHRISTOPHER STRONG
                                            ------------------------------------
                                            Name: Christopher Strong
                                            Title: President and CEO

                                        THE SELLER

                                        /s/ RICHARD THORNTON
                                        ----------------------------------------
                                        Richard Thornton

                                CONSENT OF SPOUSE

     The undersigned spouse of the Seller named in the attached Stock Purchase
Agreement (the "AGREEMENT"; capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement) has read and understands the terms of the Agreement and has had an opportunity to discuss such agreements with individuals of her choice. The undersigned understands that even if the
Shares referred to in the Agreement are considered to be a part of the "marital property" belonging to her and the Seller, she hereby consents to the sale of the Shares to the Buyer and waives any rights (other than to the consideration that is received by Seller for the Shares) she might otherwise have in the
Shares as specifically identifiable property.

                                        /s/ NANCY THORNTON
                                        ----------------------------------------
                                        Nancy Thornton

                                        Date: 3-31-05

                                       61